Exhibit 2

CREATIVE TECHNOLOGY LTD

ANNUAL REPORT

CHAIRMAN’S MESSAGE

Dear Shareholders,

Fiscal 2007 was a very difficult and challenging year for Creative, yet we had a major success with a $100 million license from Apple for its use of our ZEN® Patent. Our financial performance was negatively affected by certain market conditions during the year. For the MP3 market in particular, we experienced intense competition which exerted severe pressure on our prices, reducing revenues and gross margins.

Our primary objective during the year was to position the Company to return to profitability by the middle of our 2008 fiscal year by focusing on several key strategic areas, to improve margins and reduce the overall level of operating expenses. These efforts covered our product areas, where we focused on growing the higher-margin products, and operational improvements, including in the areas of supply chain, procurement and inventory management. The result of these efforts is reflected in the financial results for the year – improvements in gross margins and reduction in operating expenses, albeit with a reduction in revenue.

Sales for fiscal year 2007 were $0.9 billion compared to $1.1 billion for the fiscal year 2006. Gross profit as a percentage of sales was 19% in fiscal 2007, compared to 15% in fiscal 2006. Net income for fiscal 2007 was $28 million, compared to a net loss of $118 million in fiscal 2006. Net income for fiscal 2007 included a $100 million paid-up license from Apple for its use of the ZEN Patent in its products, while net loss for fiscal 2006 included net investment gains of $19 million and one-time charges of $42 million primarily related to goodwill and restructuring charges for our 3Dlabs subsidiary.

During the year we achieved a major success with the ZEN Patent with the $100 million payment from Apple as part of our broad settlement, which includes a license for Apple to use the ZEN Patent in their products. In addition, we have also joined Apple’s “Made for iPod” program, under which we are able to make and sell accessory products such as speaker systems for Apple’s iPod players.

We have continued to explore the opportunities that our U.S. patent for the user interface for portable media players (which we refer to as the “ZEN Patent”) affords us, including licensing programs, partnerships and potential legal remedies. The ZEN Patent was awarded to Creative in the previous fiscal year for our invention of the user interface for portable media players, including many of the Creative ZEN and earlier NOMAD® Jukebox MP3 players, and found in some competing players, such as the Apple® iPod® products, and certain cell phones with music functions. The ZEN Patent covers the user interface that enables users of portable media players to efficiently and intuitively navigate among and select tracks on players which store large numbers of songs.

On the product and technology front, we have focused on growing our audio business by expanding the market for X-Fi Xtreme Fidelity® audio beyond sound cards and the PC; growing our speaker business in the high-growth and higher-margin segments of the market, including docking and portable speaker systems for the MP3 digital audio market, headphones and lifestyle speakers for the home; and streamlining our MP3 player business with a focus on a few strategic high-volume and profitable products instead of the large number of product offerings we had. Our participation in the “Made for iPod” program has also provided significant new market opportunities for our high-growth and high-margin businesses, such as docking and portable speaker systems, earphones and headphones, and our newly introduced X-Fi-enabled audio enhancement products.

In the audio business, as I have mentioned last year, following the introduction of what I believe will be the future direction of audio – the new Xtreme Fidelity audio standard, and the launch of the Sound Blaster® X-Fi™ sound cards in the previous year, we saw tremendous potential growth opportunities for expanding X-Fi beyond the PC space into the consumer electronics and cell phone markets, and beyond the X-Fi sound cards into speakers and headphones, portable music and video players, digital entertainment products for the living room, and other X-Fi-enabled audio enhancement products. X-Fi can provide these products with ground-breaking audio technologies to dramatically improve the audio experience with music, games, movies and audio creation.

During the year, we introduced the first of such X-Fi audio enhancement products and followed on with a whole range of these products covering X-Fi modules, X-Fi docking devices, X-Fi docking speakers and X-Fi headphones. Products introduced to date include the Xmod, Xdock, X-Fi Wireless Receiver, Xmod Wireless, X-Fi Sound System Z600, X-Fi Sound System i600 for iPod and Aurvana X-Fi Headphones.

The Xdock is an X-Fi Dock for iPods that allows you to play back music wirelessly in any room of the home. When docked with an iPod that connects to the home entertainment system or speaker system, it up-converts the music from the player in real-time to a quality beyond CD quality—to 24-bit Xtreme Fidelity, a dramatic improvement over the sound of compressed MP3 music. In addition to playing music through the home entertainment system, it wirelessly broadcasts the music through the home to X-Fi Wireless Receivers, playing music from the player in Xtreme Fidelity. The Xdock has been certified by the Made for iPod program, giving us the first Xtreme Fidelity solution that we can market to a huge base of iPod users.

Similar to the Xdock, the Xmod Wireless is an X-Fi Wireless Music System that works with any audio player. The X-Fi Crystalizer technology in the Xmod Wireless dramatically improves the quality of MP3 music playback. It also allows the user to play music from any MP3 device including the iPhone and iPod wirelessly throughout the home through X-Fi Wireless Receivers. To differentiate our docking speakers from market competition, our X-Fi Sound System Z600 and X-Fi Sound System i600 for iPod incorporate the X-Fi Crystalizer technology that intelligently helps restore audio detail and vibrancy lost during compression of downloaded music and movies, and our X-Fi CMSS-3D technology allows users to enjoy surround sound experience over both speakers and headphones. The premium Aurvana X-Fi Headphones with noise-canceling technology are the world’s first headphones with X-Fi technology that are designed to significantly improve audio playback quality for the iPhone, iPod and any other portable entertainment devices.

For the speaker and headphone products, in addition to the X-Fi-enabled speakers and headphones mentioned earlier, we have expanded our line of these products to include a new range of elegant lifestyle docking speakers for MP3 players, namely the PlayDock Z500 for ZEN players and PlayDock i500 for iPod, and the TravelSound series of portable speakers, such as TravelSound i and TravelSound i50 for iPod, and TravelSound ZEN Stone Docking Speakers. These speakers are designed as compact docking stations for Creative ZEN and Apple iPod players and offer superior sound quality with the use of premium full-range NeoTitanium micro-drivers. They can instantly transform ZEN or iPod players into vibrant entertainment hubs for any home or outdoor environments. For high-performance stereo speakers, we’re building on the success of our GigaWorks T20 system with the introduction of the powerful GigaWorks T40. This professionally designed full-range speaker system features a three-driver design for rich acoustic audio performance and deeper bass effects, injecting new life to users’ desktop music-listening experience. The power and performance of the T40 system makes it ideal for use with desktop and notebook PCs, and flat-panel monitors and televisions. For headphone products, we continue to build on the initial success of our premium Aurvana series of high performance headphones and earphones. During the period, besides the Aurvana X-Fi Headphones mentioned earlier, we have also introduced Aurvana DJ Headphones and Aurvana Live! Headphones.

Despite the challenging MP3 market, Creative continued to achieve the number two worldwide unit market share position, with our ZEN family of MP3 players. In line with our plan to streamline our MP3 player business to focus on a few strategic high-volume and profitable products instead of the previous large number of product offerings, we have reduced our new product introductions to only a few key products, the main ones being the Creative ZEN Stone, Creative ZEN Stone Plus and the recently introduced credit card-sized ZEN digital media player. The tiny Creative ZEN Stone is a featherweight 1GB flash memory MP3 player that comes in six vibrant colours. It is especially attractive to entry-level music enthusiasts. The Creative ZEN Stone Plus 2GB uses the same cool style and colours of the Creative ZEN Stone and added on a rich selection of features, including a small LCD screen, FM radio, clock, stopwatch and voice recorder. These two micro-sized players have opened up a new market for our MP3 players. In the recently introduced Creative ZEN, we have updated our award-winning Creative ZEN Vision:M digital media player by reducing its form factor to an incredible small size of a credit card, yet retaining and upgrading its many key features. The all new Creative ZEN, in 4GB, 8GB and 16GB flash memory, now has a stunning 2.5-inch colour screen that supports up to 16.7 million colours. It is the first Creative player to support AAC music and unprotected iTunes Plus tracks from the iTunes stores, in addition to MP3 and WMA formats. Furthermore, it features an SD memory slot, so users can add virtually limitless additional storage capacity and carry all their digital content on the go.

Looking ahead, our near term plan is to focus on returning to profitability by focusing on several key areas. On the product front, these include continuing to grow our audio business in the X-Fi-enabled audio products segments, and the high-growth and higher-margin segments of the speaker and headphone market, while we continue to focus on a smaller number of strategic profitable products for our MP3 player business. On the operations front, we will continue exploring strategic alternatives for improvement, including in the areas of supply chain, procurement and inventory management, and reducing the overall level of operating expenses.

Going forward, we see significant growth opportunities for X-Fi in the consumer electronics and cell phone markets, in addition to the PC space. The X-Fi-enabled products we saw in the past year are just the beginning of many more new opportunities to expand X-Fi into more speaker systems and headphones, portable music and video players, digital entertainment products for the living room, and other X-Fi-enabled audio enhancement products such as the Xmod and X-Fi docking devices. Our participation in the “Made for iPod” program provides further market potential for X-Fi audio enhancement products in the iPod market.

We will continue to focus on our core competence—advanced audio technologies, and work on leveraging on our leadership in this area and, together with the other key technologies we have, exploit them to develop the next generation of advanced, cutting edge, ground-breaking personal digital entertainment products.

Sim Wong Hoo

Chairman & Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected data from Creative’s Consolidated Statements of Operations for the five years ended June 30, 2007. The data for the three years ended June 30, 2007 is derived from and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this annual report. The data for the two years ended June 30, 2004 and 2003 is derived from the audited financial statements which are not included in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(US$’000, EXCEPT PER SHARE DATA):

	For the years ended June 30
	2007	2006	2005	2004	2003
Sales, net	$914,906	$1,127,531	$1,224,411	$814,853	$701,769
Cost of goods sold	737,203	963,217	949,151	533,513	452,952

Gross profit	177,703	164,314	275,260	281,340	248,817

Operating expenses:
Selling, general and administrative	175,180	195,197	196,258	167,588	162,839
Research and development	63,646	77,186	82,325	69,504	58,775
Impairment of goodwill and other intangible assets	—	31,478	65,225	—	—
Other charges (1)	—	5,873	—	—	—

Operating (loss) income	(61,123)	(145,420)	(68,548)	44,248	27,203

(Loss) gain from investments, net	(1,880)	18,904	74,405	72,602	(6,049)
Interest income	9,916	6,241	3,571	4,592	2,623
Interest expense	(10,245)	(9,411)	(3,674)	(1,001)	(1,495)
Others (2)	114,622	3,572	(4,260)	5,685	3,736

Income (loss) before income taxes and minority interest	51,290	(126,114)	1,494	126,126	26,018

Income tax (expense) benefit (3)	(23,918)	7,150	(969)	8,539	(2,720)
Minority interest in loss (income)	817	805	63	(418)	79

Net income (loss)	$28,189	$(118,159)	$588	$134,247	$23,377

Basic earnings (loss) per share	$0.34	$(1.42)	$0.01	$1.66	$0.30

Weighted average ordinary shares outstanding (‘000)	83,452	83,093	82,661	80,654	79,202

Diluted earnings (loss) per share	$0.34	$(1.42)	$0.01	$1.61	$0.29

Weighted average ordinary shares and equivalents outstanding (‘000)	83,913	83,093	85,333	83,630	80,851

Dividends declared per share	$0.25	$0.25	$0.50	$0.25	$0.25

CONSOLIDATED BALANCE SHEET DATA (US$’000):

	As of June 30
	2007	2006	2005	2004	2003
Cash and cash equivalents	$250,480	$213,995	$187,246	$211,077	$232,053
Working capital	351,260	405,907	506,527	297,502	209,389
Total assets	723,033	830,613	1,077,474	940,848	646,843
Long-term debt, net of current maturities	129,131	206,593	209,455	35,614	39,027
Shareholders’ equity	408,570	393,153	581,132	691,497	428,837

Notes:

(1)	Other charges of $5.9 million in the results of operations in fiscal year 2006 comprised a $4.9 million restructuring charge relating to 3Dlabs Inc., Ltd (“3Dlabs”) and $1.0 million in employee separation costs under a worldwide workforce reduction exercise.
(2)	Other income of $114.6 million in fiscal year 2007 included a $100.0 million paid-up license by Apple Inc. for use of the Creative ZEN Patent in its products.
(3)	As described in Note 10 of “Notes to Consolidated Financial Statements,” Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining this Pioneer Certificate, income taxes in fiscal year 2006 and 2004 includes a $10.0 million and $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters set forth contains forward-looking statements and are subject to certain risks and uncertainties that could cause Creative’s actual results to differ materially. Such risks and uncertainties include: Creative’s ability to timely develop new products that gain market acceptance and to manage frequent product transitions; competitive pressures in the marketplace; a reduction or cancellation of sales orders for Creative products; accelerated declines in the average selling prices of Creative’s products or any prices of components; Creative’s ability to successfully integrate acquisitions; potential fluctuations in quarterly results due to the seasonality of Creative’s business and the difficulty of projecting such fluctuations; possible disruption in commercial activities caused by factors outside of Creative’s control, such as terrorism, armed conflict and labor disputes; a reduction in demand for computer systems, peripherals and related consumer products as a result of poor economic conditions, social and political turmoil; major health concerns; the proliferation of sound functionality in new products from competitors at the application software, chip and operating system levels; the deterioration of global equity markets; exposure to excess and obsolete inventory; Creative’s reliance on sole sources for many of its chips and other key components; component shortages which may impact Creative’s ability to meet customer demand; Creative’s ability to protect its proprietary rights; the vulnerability of certain markets to current and future currency fluctuations; the effects of restricted fuel availability and rising costs of fuel; and fluctuations in the value and liquidity of Creative’s investee companies. For further information regarding the risks and uncertainties associated with Creative’s business, please refer to its filings with the SEC, including its Form 20-F for fiscal 2006 filed with the SEC. Creative undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in Creative’s expectations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Creative’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgment about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue recognition;

Allowances for doubtful accounts, returns and discounts;

Product warranties;

Valuation of inventories;

Valuation of investments;

Valuation of goodwill and other intangible assets;

Assessment of the probability of the outcome of current litigation; and

Accounting for income taxes.

REVENUE RECOGNITION

Revenue from product sales is recognised when the following four criteria are met:

•	Persuasive evidence of an arrangement exists

Persuasive evidence of an arrangement exists when Creative receives a purchase order from the customer and Creative subsequently confirms the order by issuing a sales order to the customer.

•	Title and risk of loss have been transferred and delivery has occurred

Based on the shipping terms specified in the customer’s purchase order or Creative’s sales order to the customer, this criteria is met when a product is delivered to a common carrier, or delivered to the customer’s delivery site or shipped to the customer.

•	The price is fixed or determinable

The price is fixed or determinable when a sales order is issued to the customer.

•	Collection is probable

Creative assesses the credit worthiness of each customer and will only issue a sales order to a customer if it believes that collection from that customer is probable.

Allowances are provided for estimated returns, discounts and warranties. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products when evaluating the adequacy of the sales returns allowance. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates. Significant management judgment and estimates must be used in connection with establishing these allowances in any accounting period. Creative may take action when necessary in response to market conditions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

ALLOWANCES FOR DOUBTFUL ACCOUNTS, RETURNS AND DISCOUNTS

Creative distributes its products primarily through third party resellers. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. Management performs ongoing credit evaluations of customers’ financial condition and uses letters of credit in certain circumstances. Credit insurance coverage is obtained when coverage is available and feasible. However, Creative is not able to procure credit insurance coverage for all customers as insurers have excluded certain customers and geographic markets. In the event actual returns, discounts and bad debts differ from the company’s estimates, or Creative adjusts these estimates in future periods, its operating results and financial position could be adversely affected.

PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence. If actual experience of product returns or cost of repair differ from the management’s estimates, revisions to the estimated warranty liability would be required and could have a material effect on Creative’s future results of operations.

VALUATION OF INVENTORIES

Creative states inventories at the lower of cost or market. The company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Management’s evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels. The markets for PC peripherals and personal digital entertainment products are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. If future demand or market conditions for the company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, Creative may be required to record write-downs which would negatively affect gross margins in the period when the write-downs are recorded and its operating results and financial position could be adversely affected.

VALUATION OF INVESTMENTS

Creative holds equity investments in various companies from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in companies in which Creative acquires more than 50% of the outstanding capital stock and which are under Creative’s effective control, are treated as investments in subsidiaries, and the balance sheets and results of operations are fully consolidated after making an allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby the cost of investment is adjusted to recognise Creative’s share of all post acquisition results of operations.

As for investments of less than 20%, non-quoted investments are carried at cost, less provisions for permanent impairment where necessary, and quoted investments are reported at fair value with the unrealised gains and losses included as a separate component of shareholders’ equity. The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

VALUATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

Creative uses the purchase method of accounting for business combinations, in line with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgment to allocate the purchase price paid to the fair value of the net tangible and intangible assets acquired, including in-process technology. The allocation of the purchase price is based on independent appraisals. The amounts and useful lives assigned to intangible assets could impact future amortization. The amount assigned to in-process technology is expensed immediately. If the assumptions and estimates used to allocate the purchase price are not correct, purchase price adjustments or future asset impairment charges could be required.

Creative reviews goodwill and purchased intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative’s market capitalization relative to net book value.

When the existence of one or more of the above factors indicate that the carrying value of goodwill and other intangible assets may be impaired, Creative measures the amount of impairment based on a combination of market comparable method and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model. Additionally, in response to changes in the PC peripherals and consumer electronics industries and changes in global or regional economic conditions, Creative may strategically realign its resources and consider restructuring, disposing or otherwise exiting businesses, which could result in an impairment of property, plant and equipment, identifiable intangibles or goodwill.

ASSESSMENT OF THE PROBABILITY OF THE OUTCOME OF CURRENT LITIGATION

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

ACCOUNTING FOR INCOME TAXES

In preparing its financial statements, Creative estimates its income taxes for each of the jurisdictions in which it operates. This involves estimating the actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Creative’s consolidated balance sheet. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and future taxable income for purposes of assessing the ability to realize any future benefit from its deferred tax assets. Creative provides for a valuation allowance with regard to its deferred tax assets as management believes that a substantial uncertainty exists regarding the realizability of these assets.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of sales:

	Years ended June 30
	2007	2006	2005
Sales, net	100%	100%	100%
Cost of goods sold	81	85	78

Gross profit	19	15	22

Operating expenses:
Selling, general and administrative	19	18	16
Research and development	7	7	7
Impairment of goodwill and other intangible assets	—	3	5
Other charges	—	—	—

Operating loss	(7)	(13)	(6)

(Loss) gain from investments, net	—	2	6
Interest income	1	1	—
Interest expense	(1)	(1)	—
Others	13	—	—

Income (loss) before income taxes and minority interest	6	(11)	—

Income tax (expense) benefit	(3)	1	—
Minority interest in loss	—	—	—

Net income (loss)	3%	(10)%	—%

The following table sets forth Creative’s net sales by product category expressed as a percentage of sales for the past three fiscal years:

	Percentage of Net Sales for fiscal years ended June 30
	2007	2006	2005
Personal Digital Entertainment	63%	65%	63%
Audio	13%	13%	14%
Speakers	16%	13%	14%
All Other Products	8%	9%	9%

YEAR ENDED JUNE 30, 2007 COMPARED TO YEAR ENDED JUNE 30, 2006

Net sales

Net sales for the year ended June 30, 2007 decreased by 19% compared to the year ended June 30, 2006 mainly due to lower sales of personal digital entertainment (“PDE”) and audio products. Sales of PDE products, which include digital audio players and digital cameras, decreased by 21% compared to fiscal year 2006 and represented 63% of sales in fiscal year 2007 compared to 65% of sales in fiscal year 2006. The decrease in sales of PDE products was primarily attributable to lower average selling prices of digital audio players resulting from product mix and management’s decision to streamline the company’s lineup of digital audio players to focus on strategic and more profitable products. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 22% compared to fiscal year 2006 and represented 13% of sales in fiscal years 2007 and 2006. The decrease in audio product sales was mainly due to a decrease in sales of low-end audio sound cards. Sales of speakers decreased by 6% in fiscal year 2007 compared to fiscal year 2006 and represented 16% of sales in fiscal year 2007 compared to 13% in fiscal year 2006. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, decreased by 20% compared to fiscal year 2006 and represented 8% of sales in fiscal year 2007 and 9% in fiscal year 2006. The decrease was primarily attributable to decreases in sales of graphics and other miscellaneous products.

Gross profit

Gross profit in fiscal year 2007 was 19% of sales compared to 15% in fiscal year 2006. Gross profit at 19% in fiscal year 2007 was consistent with the mix of products sold during the fiscal year with a higher percentage of sales coming from digital audio players which generally have lower gross profit margins due to competitive pricing on the digital audio players. The lower gross profit margin in fiscal year 2006 was primarily attributable to a substantial write-down of flash memory inventory amounting to $19.0 million in the third quarter of fiscal year 2006 due to a drop in flash memory prices. The drop in flash memory prices caused market uncertainty that resulted in lower sales and selling prices of digital audio players, negatively impacting the gross profit margin of fiscal year 2006.

Operating expenses

In line with the decrease in sales and management’s efforts to reduce operating costs, selling, general and administrative (“SG&A”) expenses in fiscal year 2007 decreased by 10% compared to fiscal year 2006. As a percentage of sales, SG&A expenses were 19% of sales compared to 18% of sales in fiscal year 2006.

Research and development (“R&D”) expenses decreased by 18% compared to fiscal year 2006. The decrease was in line with the management’s costs cutting efforts and a reduced R&D spending by Creative’s wholly-owned subsidiary, 3Dlabs, due to a change in its business strategy to focus on the portable handheld device market instead of the professional workstation graphics business. As a percentage of sales, R&D expenses were 7% of sales in fiscal years 2007 and 2006.

In fiscal year 2006, there was a change in the business strategy of 3Dlabs to refocus on the portable handheld device market instead of the professional workstation graphics business. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002. Accordingly, Creative recorded a $31.5 million impairment of goodwill and other intangible assets in fiscal year 2006. See Note 3 of “Notes to Consolidated Financial Statements.”

Other charges of $5.9 million for fiscal year 2006 comprised mainly restructuring charges incurred by 3Dlabs due to the change in business strategy. The restructuring charges comprised mainly employee severance costs and fixed assets impairment write-downs. See Note 12 of “Notes to Consolidated Financial Statements.”

Net investment (loss) gain

Net loss of $1.9 million in fiscal year 2007 was mainly due to $2.0 million write-downs of investments. Net investment gain of $18.9 million in fiscal year 2006 included a $20.9 million net gain from sales of investments offset by $2.0 million in write-downs of investments.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal years 2007 and 2006 was an expense of $0.3 million and $3.2 million respectively. The lower net interest expense for fiscal year 2007 was due to higher interest income from the higher average cash balance in fiscal year 2007 compared to fiscal year 2006 which helped to offset the bulk of the interest expense in fiscal year 2007.

Others

Other income was $114.6 million in fiscal year 2007 compared to $3.6 million in fiscal year 2006. Other income of $114.6 million in fiscal year 2007 included a $100.0 million paid-up license by Apple Inc. for use of the Creative ZEN Patent in its products and a $12.1 million exchange gain. Other income of $3.6 million in fiscal year 2006 comprised mainly of $1.4 million in dividends received from investments and $2.0 million in sundry income, the bulk of which pertained to a write-back of unclaimed invoices.

Income tax (expense) benefit

Income tax expense of $23.9 million in fiscal year 2007 was mainly due to $18.0 million withholding tax paid on the license fees received from Apple and the changes in the mix of taxable income arising from various geographical regions. Income taxes of foreign subsidiaries are based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some subsidiaries are not offsetable with net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 18% is applicable to profits excluded from the Pioneer Certificate.

In fiscal year 2006, tax write-back includes a $10.0 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

YEAR ENDED JUNE 30, 2006 COMPARED TO YEAR ENDED JUNE 30, 2005

Net sales

Net sales for the year ended June 30, 2006 decreased by 8% compared to the year ended June 30, 2005. Sales of PDE products, which include digital audio players and digital cameras, decreased by 5% compared to fiscal year 2005 and represented 65% of sales in fiscal year 2006 compared to 63% of sales in fiscal year 2005. During the first six months of fiscal year 2006, sales of PDE products increased by 34% compared to the same period in the prior fiscal year, but sales of such products slowed significantly in the second half of the fiscal year. The slowdown in sales of PDE products in the second half of fiscal year 2006 was mainly due to a drop in flash memory prices during that period, which created uncertainty and price instability in the retail market for flash-based digital audio players and contributed to a slowdown in worldwide sales of digital audio players, and Creative’s decision to streamline its lineup of digital audio players to focus on strategic and more profitable products. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 12% compared to fiscal year 2005 and represented 13% of sales in fiscal year 2006 compared to 14% in fiscal year 2005. The decrease in audio product sales was mainly due to a decrease in sales of low-end audio sound cards. Sales of speakers decreased by 12% in fiscal year 2006 compared to fiscal year 2005 and represented 13% of sales in fiscal year 2006 compared to 14% in fiscal year 2005. The decrease was primarily attributable to lower sales of non-multimedia speakers. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, decreased by 16% compared to fiscal year 2005 and represented 9% of sales in fiscal years 2006 and 2005. The decrease was primarily attributable to decreases in sales of graphics and communication products.

Gross profit

Gross profit in fiscal year 2006 was 15% of sales compared to 22% in fiscal year 2005. The decrease in gross profit was primarily attributable to a substantial write-down of flash memory inventory amounting to $19.0 million in the third quarter of fiscal year 2006 due to a drop in the flash memory prices. The drop in flash memory prices caused market uncertainty that resulted in lower sales and reductions in the selling prices of digital audio players, which negatively impacted gross profit.

Operating expenses

SG&A expenses in fiscal year 2006 decreased marginally by 1% compared to fiscal year 2005. As a percentage of sales, SG&A expenses were 18% of sales compared to 16% of sales in fiscal year 2005.

R&D expenses decreased by 6% compared to fiscal year 2005. As a percentage of sales, R&D expenses were 7% of sales in fiscal years 2006 and 2005.

In fiscal year 2006, there was a change in the business strategy of 3Dlabs to refocus on the portable handheld device market instead of the professional workstation graphics business. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002. Accordingly, Creative recorded a $31.5 million impairment of goodwill and other intangible assets in fiscal year 2006. See Note 3 of “Notes to Consolidated Financial Statements.”

The impairment of goodwill and intangible assets charge of $65.2 million in fiscal year 2005 resulted from a review of the goodwill and intangible assets of 3Dlabs during the second quarter of fiscal year 2005. During the second quarter of fiscal year 2005, management noted that the revenue of 3Dlabs continued to perform below expectations due to delays in the launch of new products. Therefore, in accordance with SFAS No. 142, an impairment test was performed by an independent assessor on the goodwill and other intangible assets of 3Dlabs. The fair value was determined based on a combination of the projected discounted cash flow method and the market comparable method whereby market multiples of 3Dlabs were compared to the market multiples of other publicly traded companies in similar lines of business. The conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the remaining goodwill and other intangible assets associated with them. As a result, Creative recorded goodwill and other intangible assets impairment charge of $65.2 million in fiscal year 2005.

Other charges of $5.9 million for fiscal year 2006 comprised mainly restructuring charges incurred by 3Dlabs due to the change in business strategy. The restructuring charge comprised mainly employee severance costs and fixed assets impairment write-downs. See Note 12 of “Notes to Consolidated Financial Statements.”

Net investment (loss) gain

Net investment gain of $18.9 million in fiscal year 2006 included a $20.9 million net gain from sales of investments offset by $2.0 million in write-downs of investments. Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments. The bulk of the net gain from the sales of investments was derived from sales of shares of SigmaTel, Inc. (“SigmaTel”).

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal year 2006 was an expense of $3.2 million compared to an expense of $0.1 million for fiscal year 2005. The higher net interest expense in fiscal year 2006 was due to the five-year $175.0 million syndicated term loan, of which $100.0 million was drawn-down in December 2004 and the remaining $75.0 million in February 2005.

Others

Other income was $3.6 million in fiscal year 2006 compared to an expense of $4.3 million in fiscal year 2005. Other income of $3.6 million in fiscal year 2006 comprised mainly of $1.4 million in dividends received from investments and $2.0 million in sundry income, the bulk of which pertained to a write-back of unclaimed invoices. Other expenses in fiscal year 2005 included an exchange loss of $4.2 million and Creative’s share of equity-method investees’ losses of $1.6 million, offset partially by $1.2 million in dividends received from investments.

Income tax (expense) benefit

Income taxes of foreign subsidiaries are based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some subsidiaries are not offsetable with the net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 20% is applicable to the profits excluded from the Pioneer Certificate.

In fiscal year 2006, tax write-back included a $10.0 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

QUARTERLY RESULTS

The following is a summary of Creative’s unaudited quarterly results for the eight quarters ended June 30, 2007, together with the percentage of sales represented by such results. Consistent with the PC peripherals and digital entertainment markets, demand for Creative’s products is generally stronger in the quarter ended December 31, compared to any other quarter of the fiscal year due to consumer buying patterns. In management’s opinion, the results detailed below have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented when read in conjunction with the financial statements and notes thereto contained elsewhere herein. Creative’s business is seasonal in nature and the quarterly results are not necessarily indicative of the results to be achieved in future quarters.

	Unaudited data for quarters ended (in US$’000 except per share data)
	Jun 30 2007	Mar 31 2007	Dec 31 2006	Sep 30 2006	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sep 30 2005
Sales, net	$165,210	$183,828	$324,356	$241,512	$230,875	$225,657	$390,826	$280,173
Cost of goods sold	132,040	145,845	253,706	205,612	198,371	235,799	305,440	223,607

Gross profit (loss)	33,170	37,983	70,650	35,900	32,504	(10,142)	85,386	56,566

Operating expenses:
Selling, general and administrative	36,466	44,521	52,366	41,827	42,753	51,959	55,220	45,265
Research and development	14,790	18,035	14,958	15,863	15,682	18,843	22,734	19,927
Impairment of goodwill and other intangible assets	—	—	—	—	—	31,478	—	—
Other charges	—	—	—	—	—	5,873	—	—

Operating (loss) income	(18,086)	(24,573)	3,326	(21,790)	(25,931)	(118,295)	7,432	(8,626)

(Loss) gain from investments, net	(112)	(1,276)	225	(717)	(34)	2,030	6,880	10,028
Interest income	2,652	3,085	2,270	1,909	2,000	1,847	1,399	995
Interest expense	(1,698)	(2,798)	(2,885)	(2,864)	(2,701)	(2,449)	(2,244)	(2,017)
Others	2,819	2,976	106,994	1,833	6,072	2,488	(5,140)	152

(Loss) income before income taxes and minority interest	(14,425)	(22,586)	109,930	(21,629)	(20,594)	(114,379)	8,327	532
Income tax (expense) benefit	(4,889)	(529)	(18,118)	(382)	7,632	(229)	(115)	(138)
Minority interest in loss (income)	2	(498)	310	1,003	230	279	(1)	297

Net (loss) income	$(19,312)	$(23,613)	$92,122	$(21,008)	$(12,732)	$(114,329)	$8,211	$691

Basic (loss) earnings per share	$(0.23)	$(0.28)	$1.10	$(0.25)	$(0.15)	$(1.38)	$0.10	$0.01

Weighted average ordinary shares outstanding (‘000)	83,608	83,484	83,394	83,322	83,179	82,895	82,740	83,556

Diluted (loss) earnings per share	$(0.23)	$(0.28)	$1.10	$(0.25)	$(0.15)	$(1.38)	$0.10	$0.01

Weighted average ordinary shares and equivalents outstanding (‘000)	83,608	83,484	83,992	83,322	83,179	82,895	83,532	84,690

	Unaudited data for quarters ended (as a percentage of sales)
	Jun 30 2007	Mar 31 2007	Dec 31 2006	Sep 30 2006	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sep 30 2005
Sales, net	100%	100%	100%	100%	100%	100%	100%	100%
Cost of goods sold	80	79	78	85	86	105	78	80

Gross profit (loss)	20	21	22	15	14	(5)	22	20

Operating Expenses:
Selling, general and administrative	22	24	16	17	18	23	14	16
Research and development	9	10	5	7	7	8	6	7
Impairment of goodwill and other intangible assets	—	—	—	—	—	14	—	—
Other charges	—	—	—	—	—	3	—	—

Operating (loss) income	(11)	(13)	1	(9)	(11)	(53)	2	(3)

(Loss) gain from investments, net	—	(1)	—	(1)	—	1	2	4
Interest income	1	2	1	1	1	1	—	—
Interest expense	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(1)
Others	2	2	33	1	2	1	(1)	—

(Loss) income before income taxes and minority interest	(9)	(12)	34	(9)	(9)	(51)	2	—

Income tax (expense) benefit	(3)	(1)	(6)	—	3	—	—	—
Minority interest in loss (income)	—	—	—	—	—	—	—	—

Net (loss) income	(12)%	(13)%	28%	(9)%	(6)%	(51)%	2%	—%

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2007 were $250.5 million compared to the balance of $214.0 million at June 30, 2006.

Operating Activities

Net cash provided by operating activities during fiscal year 2007 was $132.2 million compared with $48.9 million in fiscal year 2006. The cash provided by operating activities of $132.2 million was mainly contributed by gross license fees of $100.0 million received from Apple Inc., less tax of $18.0 million, a $35.2 million net decrease in accounts receivable and other assets and prepaid expenses, a $100.0 million net decrease in inventory and a $12.4 million adjustment for non-cash items. The decrease in inventory was in line with management’s intention to maintain a lower inventory balance. Cash provided by operating activities was offset partially by a $45.9 million net decrease in accounts payable and accrued and other liabilities. The $12.4 million in adjustments to non-cash items was mainly pertaining to $18.5 million of depreciation and amortization charges.

Net cash provided by operating activities during fiscal year 2006 was $48.9 million compared with $204.4 million used in fiscal year 2005. The cash provided by operating activities of $48.9 million was mainly due to a $21.6 million net decrease in accounts receivable and other assets and prepaid expenses, a $161.0 million net decrease in inventory and a $35.8 million adjustment for non-cash items. The decrease in inventory was in line with management’s intention to maintain a lower inventory balance. Cash provided by operating activities was offset partially by a $49.6 million net decrease in accounts payable and accrued and other liabilities. The $35.8 million in adjustments to non-cash items comprised mainly $25.0 million of depreciation and amortization, $31.5 million in impairment of goodwill and intangible assets, offset partially by a $20.9 million in net gains from the disposal of investments.

Investing Activities

Net cash used in investing activities during fiscal year 2007 was $2.8 million compared to cash provided of $10.7 million in fiscal year 2006. The $2.8 million cash used in fiscal year 2007 was primarily for capital expenditures amounting to $6.0 million offset partially by proceeds from sales of fixed assets $4.3 million.

Net cash provided by investing activities during fiscal year 2006 was $10.7 million compared with $43.7 million in fiscal year 2005. The $10.7 million cash provided in fiscal year 2006 primarily comprised sales proceeds of investments amounting to $29.2 million, offset partially by net capital expenditures of $13.3 million and a $4.0 million increase in other non-current assets pertaining to additional investments in equity-method investee companies.

Financing Activities

Net cash used in financing activities during fiscal year 2007 was $99.5 million compared with $35.0 million in fiscal year 2006. Cash used in financing activities of $99.5 million primarily consisted of a $20.9 million dividend payment (see Note 8 of “Notes to Consolidated Financial Statements”) and $78.9 million in repayments of debt obligations.

Net cash used in financing activities during fiscal year 2006 was $35.0 million compared with $142.2 million provided by financing activities in fiscal year 2005. Cash used in financing activities of $35.0 million primarily consisted of a $20.7 million dividend payment (see Note 8 of “Notes to Consolidated Financial Statements”), $8.1 million in open market repurchases of Creative’s ordinary shares, $3.8 million in repayments of debt obligations and $3.7 million in repayments of capital leases, offset partially by proceeds from the exercise of ordinary share options amounting to $2.9 million.

Current and Expected Liquidity

As of June 30, 2007, in addition to its cash reserves and excluding long term loans, Creative has credit facilities totaling $91.3 million for overdrafts, guarantees, letters of credit and fixed short-term loans, of which approximately $89.3 million were unutilized.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Management believes that Creative has adequate resources to meet its projected working capital and other cash needs for at least the next twelve months. To date, inflation has not had a significant impact on Creative’s operating results.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table presents the contractual obligations and commercial commitments of Creative as of June 30, 2007:

	Payments Due by Period (US$’000)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$117,628	$3,917	$107,835	$5,876	$—
Capital Lease Obligations	38	17	21	—	—
Operating Leases	32,850	6,560	8,880	5,210	12,200
Unconditional Purchase Obligations	38,042	38,042	—	—	—
Other Obligations	—	—	—	—	—

Total Contractual Cash Obligations	$188,558	$48,536	$116,736	$11,086	$12,200

Unconditional purchase obligations are defined as contractual obligations for the purchase of goods or services which are enforceable and legally binding on the company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. The expected timing of payment of the obligations set forth above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

As of June 30, 2007, Creative has utilized approximately $2.0 million under guarantees and letters of credit.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Please refer to Note 1 of “Notes to Consolidated Financial Statements” for the discussion of recently issued accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND

SHAREHOLDERS OF CREATIVE TECHNOLOGY LTD

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Creative Technology Ltd and its subsidiaries at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Creative’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Singapore

September 26, 2007

CREATIVE TECHNOLOGY LTD

CONSOLIDATED BALANCE SHEETS

(In US$’000, except per share data)

	June 30, 2007	June 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$250,480	$213,995
Accounts receivable, less allowances of $14,153 and $18,806	110,520	133,002
Inventory	134,911	234,942
Other assets and prepaids	40,308	53,248

Total current assets	536,219	635,187

Property and equipment, net	97,696	109,174
Investments	80,121	74,581
Other non-current assets	8,997	11,671

Total Assets	$723,033	$830,613

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$66,778	$104,923
Accrued liabilities	92,898	100,690
Income taxes payable	21,349	18,930
Current portion of long term obligations and others	3,934	4,737

Total current liabilities	184,959	229,280

Long term obligations	129,131	206,593

Minority interest in subsidiaries	373	1,587

Shareholders’ equity:
Share capital (‘000);
Outstanding: 83,622 and 83,271 shares	300,086	298,474
Other reserves	53,949	52,265
Unrealized holding gains on investments	24,240	19,453
Retained earnings	30,295	22,961

Total shareholders’ equity	408,570	393,153

Total Liabilities and Shareholders’ Equity	$723,033	$830,613

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$’000, except per share data)

	Years ended June 30
	2007	2006	2005
Sales, net	$914,906	$1,127,531	$1,224,411
Cost of goods sold	737,203	963,217	949,151

Gross profit	177,703	164,314	275,260

Operating expenses:
Selling, general and administrative	175,180	195,197	196,258
Research and development	63,646	77,186	82,325
Impairment of goodwill and other intangible assets	—	31,478	65,225
Other charges	—	5,873	—

Operating (loss) income	(61,123)	(145,420)	(68,548)

(Loss) gain from investments, net	(1,880)	18,904	74,405
Interest income	9,916	6,241	3,571
Interest expense	(10,245)	(9,411)	(3,674)
Others	114,622	3,572	(4,260)

Income (loss) before income taxes and minority interest	51,290	(126,114)	1,494

Income tax (expense) benefit	(23,918)	7,150	(969)
Minority interest in loss	817	805	63

Net income (loss)	$28,189	$(118,159)	$588

Basic earnings (loss) per share	$0.34	$(1.42)	$0.01
Weighted average ordinary shares outstanding (‘000)	83,452	83,093	82,661

Diluted earnings (loss) per share	$0.34	$(1.42)	$0.01
Weighted average ordinary shares and equivalents outstanding (‘000)	83,913	83,093	85,333

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (decrease) in cash and cash equivalents (in US$’000)

	Years ended June 30
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$28,189	$(118,159)	$588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	15,334	20,967	22,994
Amortization of intangible assets	1,451	2,184	3,383
Deferred share compensation amortization	1,684	1,892	1,504
Minority interest in loss	(817)	(805)	(63)
Equity share in loss of unconsolidated investments	1,231	260	1,640
(Gain) loss on disposal of fixed assets	(2,088)	281	(139)
Write downs of investments and other non-current assets	1,713	2,034	11,571
Loss (gain) from investments, net	326	(20,938)	(85,755)
Impairment of goodwill / intangible assets	—	31,478	65,225
Deferred income taxes, net	834	554	(393)
Gain on disposal of interests in associated company	—	—	(264)
Foreign currency exchange (gain) loss	(5,828)	(697)	5,658
Dividend income	(1,463)	(1,420)	(1,178)

Changes in assets and liabilities, net:
Accounts receivable	22,482	30,281	(77,728)
Inventory	100,031	160,979	(211,987)
Other assets and prepaids	12,675	(8,641)	(18,490)
Accounts payable	(38,145)	(46,199)	64,891
Accrued and other liabilities	(7,792)	(3,410)	15,130
Income taxes	2,419	(1,782)	(1,008)

Net cash provided by (used in) operating activities	132,236	48,859	(204,421)

Cash flows from investing activities:
Capital expenditures, net	(6,026)	(13,348)	(34,191)
Proceeds from sales of fixed assets	4,276	146	347
Proceeds from disposal of interests in associated company	—	—	234
Proceeds from sale of investments	121	29,152	98,129
Purchase of new subsidiaries (net of cash acquired)	—	(131)	—
Purchase of investments	(1,744)	(2,491)	(17,766)
Dividend income received	1,463	1,420	1,178
Increase in other non current assets, net	(912)	(4,049)	(4,281)

Net cash (used in) provided by investing activities	(2,822)	10,699	43,650

Cash flows from financing activities:
Increase (decrease) in minority shareholders’ loan and equity balance	3	(958)	366
Buyout of subsidiary’s minority interest	—	(604)	—
Proceeds from exercise of ordinary share options	1,612	2,949	14,773
Repurchase of ordinary shares	—	(8,134)	—
Proceeds from debt obligations	—	—	175,000
Repayments of debt obligations	(78,917)	(3,780)	(3,542)
Repayments of capital leases	(954)	(3,747)	(3,079)
Dividends paid to ordinary shareholders	(20,855)	(20,700)	(41,357)
Dividends paid to minority interest	(400)	—	—

Net cash (used in) provided by financing activities	(99,511)	(34,974)	142,161

Net increase (decrease) in cash and cash equivalents	29,903	24,584	(18,610)
Effects of exchange rate changes on cash and cash equivalents	6,582	2,165	(5,221)
Cash and cash equivalents at beginning of year	213,995	187,246	211,077

Cash and cash equivalents at end of year	$250,480	$213,995	$187,246

Supplemental disclosure of cash flow information:
Interest paid	$8,240	$9,433	$3,517

Income taxes paid, net	$20,621	$3,772	$4,471

Non cash transaction:
Fixed assets acquired under capital lease	$18	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In US$’000, except share data)

	Ordinary Shares (‘000)	Share Capital	Additional Paid In Capital	Other Reserves	Unrealised Holding Gains (Losses) on Investments	Deferred Share Compensation	Retained Earnings	Total
Balance at June 30, 2004	81,369	$7,952	$323,660	$—	$151,153	$(1,991)	$210,723	$691,497

Shares issued under employee options and share purchase plans	2,224	334	14,439	—	—	—	—	14,773
Dividends paid	—	—	—	—	—	—	(41,357)	(41,357)
Reversal of unvested deferred share compensation, net	—	—	(109)	—	—	109	—	—
Amortization of deferred share compensation	—	—	—	—	—	1,504	—	1,504
Comprehensive (loss) income	—	—	—	—	(85,873)	—	588	(85,285)

Balance at June 30, 2005	83,593	8,286	337,990	—	65,280	(378)	169,954	581,132

Shares issued under employee options and share purchase plans	678	103	2,846	—	—	—	—	2,949
Repurchase of ordinary shares	(1,000)	(150)	150		—	—	(8,134)	(8,134)
Dividends paid	—	—	—	—	—	—	(20,700)	(20,700)
Reversal of unvested deferred share compensation, net	—	—	(378)	—	—	378	—	—
Amortization of deferred share compensation	—	—	1,892	—	—	—	—	1,892
Effect of Companies (Amendment) Act 2005 (see Note 17)	—	290,235	(290,235)	—	—	—	—	—
Transfer to other reserves	—	—	(52,265)	52,265	—	—	—	—
Comprehensive loss	—	—	—	—	(45,827)	—	(118,159)	(163,986)

Balance at June 30, 2006	83,271	298,474	—	52,265	19,453	—	22,961	393,153

Shares issued under employee options and share purchase plans	351	1,612	—	—	—	—	—	1,612
Dividends paid	—	—	—	—	—	—	(20,855)	(20,855)
Amortization of deferred share compensation	—	—	—	1,684	—	—	—	1,684
Comprehensive income	—	—	—	—	4,787	—	28,189	32,976

Balance at June 30, 2007	83,622	$300,086	$—	$53,949	$24,240	$—	$30,295	$408,570

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the financial statements of Creative Technology Ltd and Creative’s subsidiaries under its effective control from their respective dates of acquisition, after elimination of inter-company transactions and balances. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and such differences could be material. Certain reclassifications have been made in prior years’ financial statements to conform with classifications used in the current year. Creative conducts a substantial portion of its business in United States dollars (“US$” or “$”). All dollar amounts included in the financial statements and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”). Creative operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. Our financial year 2007 ended on June 29, 2007, the Friday nearest to June 30, 2007, while our prior financial years ended on June 30, 2006 and July 1, 2005. All quarters and fiscal years are described by their natural calendar dates.

Foreign exchange

The functional currency of Creative and its subsidiaries is predominantly the US dollar and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US dollar are reflected in the determination of net income (loss). From time to time, Creative enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at June 30, 2007. Included in other income (expenses) are exchange gains of $12.1 million and $0.7 million in fiscal years 2007 and 2006, and exchange losses of $4.2 million in fiscal year 2005.

At June 30, 2007, the monetary assets and liabilities of Creative are denominated in the following currencies:

	Approximate Percentage of $ Balance Denominated in:
	US$	S$	EURO	Other Currencies
Cash and cash equivalents	60%	2%	24%	14%
Accounts receivable, less allowances	62%	—	28%	10%
Total current liabilities	66%	21%	6%	7%
Long-term obligations	88%	11%	—	1%

The exchange rates for the S$ and Euro utilized in translating the balance sheet at June 30, 2007, expressed in US$ per one S$ and Euro was 0.6529 and 1.3505, respectively.

Cash equivalents

Cash equivalents consist of highly liquid investment instruments with original or remaining maturities of three months or less at the time of purchase. All deposits are in short-term deposits and money market accounts with various banks. This diversification of risk is consistent with Creative’s policy to maintain liquidity and ensure the safety of principal. Included in cash equivalents as of June 30, 2007 and 2006 are fixed rate deposits of $204.7 million and $170.0 million, respectively.

Fair value of financial instruments

For certain of Creative’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long-term obligations also approximate fair value because current interest rates charged to Creative for debts of similar maturities are substantially the same.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at the balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labor and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. The evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. No depreciation is provided on freehold land and construction in progress.

Creative reviews property and equipment for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed.” Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. If the property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. For the three fiscal years ended June 30, 2007, 2006 and 2005, Creative had no impairment of its long-lived assets, except for the impairment of certain assets in connection with the restructuring actions described in Note 12 of the Notes to Consolidated Financial Statements.

Investments

Creative holds equity investments in various companies pursuant to which it has acquired anywhere from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in which Creative acquires more than 50% of the outstanding capital stock of an entity and which are under the effective control of Creative, are treated as investments in subsidiaries, and the balance sheets and results of operations of these subsidiaries are fully consolidated after making allowance for any minority interests. Companies in which Creative’s investment totals between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby Creative adjusts its cost of investments to recognize its share of all post acquisition results of operations. In the event where a subsidiary or associated company issues shares to a third party at a price different from Creative’s carrying value of such shares, the difference is taken to the income statement.

Non-quoted investments of less than 20% in an entity are carried at cost, less provisions for permanent impairment where necessary.

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” quoted investments of less than 20% in an entity are classified as available-for-sale. Such investments are reported at fair value with the unrealized gains and losses included as a separate component of shareholders’ equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized gains and losses upon the sale or disposition of such investments are based on the average cost of the specific investments sold.

The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost and relate principally to the acquisition of new subsidiaries accounted for under the purchase method. Under this method, the purchase price has been allocated to the assets acquired, liabilities assumed and in-process technology based on their estimated fair market values at the dates of acquisition. Amounts allocated to acquired in-process technology are expensed in the period in which the acquisition is consummated. Intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, ranging from one to seven years. Goodwill is not subject to amortization, but evaluated at least annually for impairment.

Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under performance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative market capitalization relative to net book value.

When the existence of one or more of the above factors indicates that the carrying value of the goodwill or intangible assets may be impaired, Creative measures any impairment based on a combination of market comparable method and projected discounted cash flow method using a discount rate determined by the management commensurate with the risk inherent in Creative’s current business model.

Product warranties

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Revenue recognition

Revenue from product sales is recognized when the following four criteria are met:

•	Persuasive evidence of an arrangement exists

Persuasive evidence of an arrangement exists when Creative receives a purchase order from the customer and Creative subsequently confirms the order by issuing a sales order to the customer.

•	Title and risk of loss have been transferred and delivery has occurred

Based on the shipping terms specified in the customer’s purchase order or Creative’s sales order to the customer, this criteria is met when a product is delivered to a common carrier, or delivered to the customer’s delivery site or shipped to the customer.

•	The price is fixed or determinable

The price is fixed or determinable when a sales order is issued to the customer.

•	Collection is probable

Creative assesses the credit worthiness of each customer and will only issue a sales order to a customer if it believes that collection from that customer is probable.

Allowances are provided for estimated returns, discounts and warranties based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Research and development

Research and development costs are charged to operations as incurred.

Assessment of the probability of the outcome of current litigation

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such deferred tax assets will not be realized.

Concentrations of credit risk

Financial instruments that potentially subject Creative to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Creative limits the amount of credit exposure to any one financial institution. Creative sells its products to original equipment manufacturers, distributors and key retailers. Creative believes that the concentration of credit risk in its trade receivables is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances, procurement of credit insurance coverage and the geographical dispersion of sales. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, returns and discount experience.

Share-based compensation

Effective July 1, 2005, Creative accounts for share-based employee compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Accordingly, share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. Creative previously applied Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” See Note 9.

Employees pension scheme

Creative participates in a number of defined contribution retirement plans in certain countries of operations. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred. Creative incurred expenses of approximately $8.0 million, $8.1 million and $7.5 million with respect to these retirement plans for the fiscal years 2007, 2006 and 2005, respectively.

Recently issued accounting pronouncements

In June 2006, the FASB issued FASB Interpretation Number 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109.” The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for fiscal years beginning after December 15, 2006. Creative is currently evaluating the impact of FIN 48, but does not expect the adoption of FIN 48 to have a material impact on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB 108 will be effective for fiscal years ending November 15, 2006. Creative has adopted SAB 108 and it has no material effect on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. Creative is currently evaluating the impact of SFAS 157.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). This standard requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, which is a component of shareholders’ equity. Additionally, SFAS 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS 158 are effective for fiscal years ending after December 15, 2006. Creative has adopted SFAS 158 and it has no material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159”). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Creative is currently evaluating the impact of SFAS 159.

NOTE 2—NET INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” Creative reports both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary and potentially dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are excluded from the computation if their effect is anti-dilutive. In computing diluted earnings per share, the treasury stock method is used to determine, based on average stock prices for the respective periods, the ordinary equivalent shares to be purchased using proceeds received from the exercise of such equivalent shares. Other than the dilutive effect of stock options, there are no other financial instruments that would impact the weighted average number of ordinary shares outstanding used for computing diluted earnings per share. The potentially dilutive ordinary equivalent shares outstanding under the employee share purchase plan were not material.

The following is a reconciliation between the average number of ordinary shares outstanding and equivalent shares outstanding (in ‘000):

	As of June 30
	2007	2006	2005
Weighted average ordinary shares outstanding—Basic	83,452	83,093	82,661
Effect of dilutive shares on account of stock options	461	—	2,672

Weighted average ordinary shares and equivalents outstanding—Diluted	83,913	83,093	85,333

For fiscal year 2006, approximately 0.8 million shares were excluded from the computation of dilutive earnings per share, as the effect of including such shares would be anti-dilutive.

NOTE 3—BALANCE SHEET DETAIL (in US$’000)

	As of June 30
	2007	2006
Inventory:
Raw materials	$62,034	$110,469
Work in progress	5,916	1,198
Finished products	66,961	123,275

Total inventory	$134,911	$234,942

Included in cost of goods sold in the third quarter of fiscal year 2006 was a substantial write-down of flash memory inventory amounting to $19.0 million. There was no material write-down of flash memory inventory in the comparative period in fiscal year 2007.

	Estimated Useful Life	As of June 30
		2007	2006
Property and equipment:
Freehold land	—	$2,625	$3,524
Leasehold land and buildings	25 to 96 years	104,531	105,817
Machinery and equipment	3 - 6 years	60,509	63,012
Furniture, fixtures and office equipments	1 - 8 years	82,166	83,307
Leasehold improvements	Term of lease	11,853	12,164

		$261,684	$267,824
Accumulated depreciation		(163,988)	(158,650)

Net property and equipment		$97,696	$109,174

Included in property and equipment are assets purchased under capital lease obligations with a cost and accumulated depreciation of approximately $10.9 million and $10.9 million for fiscal year 2007, and $16.5 million and $16.0 million for fiscal year 2006, respectively.

Depreciation charged to results of operations, including depreciation related to assets under capital leases, amounted to $15.3 million, $21.0 million and $23.0 million for fiscal years 2007, 2006 and 2005, respectively.

Creative routinely reviews the remaining estimated useful lives of its machinery and equipment to determine if such lives should be adjusted due to the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its machinery and equipment.

	As of June 30
	2007	2006
Other non-current assets:
Other intangible assets	$37,568	$37,568
Accumulated impairment charges	(4,727)	(4,727)
Accumulated amortization	(32,538)	(31,087)

Other intangible assets, net	303	1,754

Goodwill	—	91,976
Accumulated impairment charges	—	(91,976)

Goodwill, net	—	—

Other non-current assets	8,694	9,917

Total other non-current assets	$8,997	$11,671

Other intangible assets consist of mainly patents and trademarks.

Creative reviews goodwill and purchased intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Creative typically performs its annual impairment assessment for goodwill and other intangible assets in the fourth quarter of its fiscal year. However, during the third quarter of fiscal 2006, Creative’s subsidiary, 3Dlabs, restructured its graphics business to focus its business on the portable handheld device market instead of the professional workstation graphics market. As a result, the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with the acquisition of 3Dlabs in May 2002, and accordingly, Creative recorded a goodwill impairment charge of $29.4 million and other intangible assets impairment charge of $2.0 million in fiscal 2006.

Goodwill and other intangible assets fully amortized were excluded from the table above. Other intangible assets amortization expense was $1.5 million, $2.2 million and $3.4 million for fiscal years 2007, 2006 and 2005, and is estimated to be $0.3 million in fiscal year 2008, respectively.

	As of June 30
	2007	2006
Other accrued liabilities:
Marketing accruals	$22,304	$28,992
Payroll accruals	15,500	20,346
Royalty accruals	6,071	5,299
Warranty accruals	6,499	9,536
Deposits and other creditors	12,932	4,430
Other accruals	29,592	32,087

Total other accrued liabilities	$92,898	$100,690

Other accruals of $29.6 million and $32.1 million as of June 30, 2007 and 2006 includes accruals for various operating expense items that individually account for less than 5% of the total current liabilities.

	As of June 30
	2007	2006
Long term obligations:
Long term debt	$113,711	$192,010
Capital lease obligations	21	18
Deferred tax liabilities	15,399	14,565

Total long term obligations	$129,131	$206,593

NOTE 4—PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Movements in the product warranty accrual for fiscal year 2007 were as follows (in US$’000):

	As of June 30
	2007	2006
Balance at the beginning of the year	$9,536	$12,418

Accruals for warranties issued during the period	28,420	50,352

Adjustments related to pre-existing warranties (include changes in estimates)	(580)	(206)

Settlements made during the period	(30,877)	(53,028)

Balance at the end of the year	$6,499	$9,536

NOTE 5—LEASES AND COMMITMENTS

Creative leases the use of land and certain of its facilities and equipment under non-cancelable operating lease arrangements.

Minimum future lease commitments for non-cancelable leases as of June 30, 2007, are as follows (in US$’000):

Operating Leases
Fiscal years ending June 30,
2008	$6,560
2009	4,904
2010	3,976
2011	3,147
2012	2,063
Thereafter	12,200

Total minimum lease commitments	$32,850

Rental expense under all operating leases was $12.2 million, $14.0 million and $13.4 million for fiscal years 2007, 2006 and 2005, respectively.

Future minimum lease commitments, which are secured by the underlying assets, as of June 30, 2007, under capital leases are as follows (in US$’000):

Capital Leases
Fiscal years ending June 30,
2008	$19
2009	13
2010	10
2011	—
2012	—
Thereafter	—

Total minimum lease commitments	$42
Less: Interest	(4)

Total capital lease commitments	$38

NOTE 6—COMPREHENSIVE INCOME (LOSS)

The components of total comprehensive income (loss) are as follows (in US$’000):

	Years ended June 30
	2007	2006	2005
Net income (loss)	$28,189	$(118,159)	$588
Movement in unrealized holding gains (losses)	7,331	(28,074)	(12,937)

Reclassification adjustments:
- Gains included in net income (loss)	(2,544)	(17,753)	(72,936)
	4,787	(45,827)	(85,873)

Total comprehensive income (loss)	$32,976	$(163,986)	$(85,285)

NOTE 7—SHARE REPURCHASES

Details of share repurchases by Creative since the commencement date of the program on November 6, 1998 are set out below:

	Number of Shares Repurchased (in millions)	Average Price (US$)
Fiscal year 1999 to fiscal year 2005	26.3	$13
Fiscal year 2006	1.0	$8
Fiscal year 2007	—	—

Total	27.3	$13

At the Annual General Meeting (“AGM”) held on October 31, 2006, the shareholders approved the share repurchase mandate allowing Creative to buy up to 10% of the issued share capital of Creative outstanding as of the date of the AGM. This amounts to approximately 8.3 million shares. This authority to repurchase these shares shall continue in force unless revoked or revised by the shareholders in a general meeting, or until the date that the next AGM of Creative is held or is required to be held, whichever is the earlier.

The Companies (Amendment) Act 2005 of Singapore (Companies Amendment Act), which became effective on January 30, 2006, introduced key amendments to the Companies Act, Chapter 50 of Singapore (Companies Act). As a result of these amendments, a Singapore company can now repurchase shares out of share capital, as well as from distributable profits and ordinary shares repurchased by a company can be held by that company as treasury shares instead of being cancelled.

NOTE 8—DIVIDENDS

At the Annual General Meeting held on October 31, 2006, Creative’s shareholders approved an ordinary dividend of $0.25 for each outstanding ordinary share of Creative for the fiscal year ended June 30, 2007. Dividends of $20.9 million were paid on December 1, 2006 to all shareholders of record as of November 15, 2006. In fiscal year 2006, Creative paid an ordinary dividend of $0.25 for each outstanding ordinary share amounting to $20.7 million.

NOTE 9—EMPLOYEE STOCK OPTION PLANS

In December 1998, Creative adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vests on the first anniversary of the grant date and 1/48 of the total amount of the grant vests on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. Creative issues new shares to satisfy its share based exercises.

Effective July 1, 2005, Creative adopted the provisions of SFAS No. 123(R), “Share-Based Payment”. SFAS No. 123(R) establishes accounting for share-based awards exchanged for employee services. Accordingly, share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. Creative previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation”.

Prior to the adoption of SFAS No. 123(R), Creative provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures”.

Creative elected to adopt the modified-prospective application method as provided by SFAS No. 123(R). Accordingly, during the fiscal year ended June 30, 2007, Creative recorded share-based compensation cost of $1.7 million in the financial statements, totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS No. 123. Previously disclosed amounts have not been restated in the financial statements.

In connection with the adoption of SFAS No. 123(R), Creative also made a one-time adjustment in the quarter ended September 30, 2005 to reverse the unamortized share compensation balance of $0.4 million against the additional paid-in capital account.

During the fiscal year ended June 30, 2006, Creative granted 3,120,000 stock options under the 1999 Scheme with a total grant date fair value of $5.1 million. The weighted average grant date fair value of options granted was $1.63 per share. There were no options granted under the 1999 Scheme in the fiscal year ended June 30, 2007.

The fair value of each share option granted is estimated on the date of grant using the Black Scholes option-pricing model. The option-pricing model requires the input of highly subjective assumptions, including the option’s expected life, risk-free interest rates, dividend yield and the price volatility of the underlying share. The expected life of the options represents the period of time the options are expected to be outstanding and is based on historical trends. The expected share price volatility assumption was determined using the historical volatility of Creative’s shares. The following table presents the weighted-average assumptions used in the Black Scholes option-pricing model for the share option grants.

	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2005
Expected volatility	—	36%	—
Risk-free interest rates	—	2.31% to 4.40%	—
Dividend yield	—	3.0%	—
Expected life of options (in years)	—	0.60 years after vest date	—

	Years ended June 30
	2007	2006	2005
Weighted average fair value of stock options granted:

Stock options:
At market	$—	$1.63	$—
Below market	$—	$—	$—

Summary of outstanding options under Creative’s employee share option plans

The following table summarizes the option information under the Creative’s employee share option plans as at June 30, 2007.

	Number of Options (‘000)	Weighted-Average Exercise Price ($)
Outstanding at June 30, 2004	8,921	6.82
Granted	—	—
Exercised	(2,224)	6.48
Cancelled/Forfeited/Expired	(116)	6.83

Outstanding at June 30, 2005	6,581	6.93
Granted	3,120	7.50
Exercised	(677)	4.29
Cancelled/Forfeited/Expired	(355)	8.92

Outstanding at June 30, 2006	8,669	7.26
Granted	—	—
Exercised	(351)	4.40
Cancelled/Forfeited/Expired	(501)	8.06

Outstanding at June 30, 2007	7,817	7.34

Exercisable at June 30, 2007	6,122	7.29

The options outstanding and exercisable as at June 30, 2007 were in the following exercise price ranges:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)	Number of Shares Exercisable (‘000)	Weighted Average Exercise Price	Aggregate Intrinsic Value ($’000)	Weighted Average Remaining Contractual Term (in years)
$1.00 to $2.99	77	$2.84	$152	3.50	77	$2.84	$152	3.50
$3.00 to $4.99	1,612	$4.46	$559	4.30	1,612	$4.46	$559	4.30
$5.00 to $6.99	118	$5.90	$—	4.53	118	$5.90	$—	4.53
$7.00 to $10.99	6,006	$8.19	$—	4.96	4,311	$8.45	$—	3.88
$11.00 to $18.99	4	$18.40	$—	2.67	4	$18.40	$—	2.67

	7,817	$7.34	$711	4.80	6,122	$7.29	$711	4.00

The intrinsic value is determined by the difference between Creative’s closing share price of $4.81 as of June 30, 2007 and the grant price. The aggregate intrinsic value in the table above represents the amount that would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the fiscal year ended June 30, 2007 was $0.7 million. As at June 30, 2007, Creative expects to recognize the total unrecognized compensation cost relating to non-vested share-based compensation of $1.7 million over a weighted average period of 2.31 years.

NOTE 10—INCOME TAXES

Creative was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the Pioneer Certificate, there were tax write-backs of $10.0 million and $12.3 million in fiscal years 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate.

The Singapore and other components of income (loss) before income taxes are as follows (in US$’000):

	Years ended June 30
	2007	2006	2005
Singapore	$36,245	$(74,910)	$18,211
Other countries	15,045	(51,204)	(16,717)

Income (loss) before income taxes and minority interest	$51,290	$(126,114)	$1,494

The income tax expense (benefit) consists of (in US$’000):

	Years ended June 30
	2007	2006	2005
Singapore	$20,177	$(9,313)	$(1,896)
Other countries	3,741	2,163	2,865

Income tax expense (benefit)	$23,918	$(7,150)	$969

Creative’s effective tax provision for fiscal years 2007, 2006 and 2005 reconciles to the amount computed by applying the Singapore statutory rate of 18.0% for 2007 and 20.0% for 2006 and 2005 to income before income taxes and minority interest, as follows (in US$’000):

	Years ended June 30
	2007	2006	2005
Income tax expense (benefit) at Singapore statutory rate	$9,232	$(25,223)	$299
Tax exempt loss (income)
Singapore	4,068	13,633	(2,971)
Others	(1,806)	(4,547)	(14,316)
Non-deductible expenses and write-offs	792	679	406
Change in valuation allowances	(1,247)	5,692	(81)
Rate differences and others	12,936	12,808	19,447
Tax refund receivable	(57)	(10,192)	(1,815)

Income tax expense (benefit)	$23,918	$(7,150)	$969

Deferred tax assets at June 30, 2007 and 2006 consisted of the following (in US$’000):

	As of June 30
	2007	2006
Non-deductible reserves	$19,889	$24,493
Net operating loss carryforwards	60,384	59,095
Others	624	612

Total deferred tax assets	80,897	84,200

Valuation allowance for deferred tax assets	(80,897)	(84,200)

	$—	$—

Deferred tax liabilities at June 30, 2007 and 2006 consisted of the following (in US$’000):

	As of June 30
	2007	2006
Unremitted offshore interest income	$6,600	$7,256
Undistributed profit of certain foreign subsidiaries	6,144	6,144
Others	2,655	1,165

Total deferred tax liabilities	$15,399	$14,565

Creative had net operating loss carryforward of approximately $174.8 million and $167.4 million as at June 30, 2007 and June 30, 2006, the bulk of which expire between 2009 and 2029. The utilization of the net operating losses by Creative is subject to certain conditions.

Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

Creative has United States tax deductions not included in the net operating loss carryforward described above aggregating approximately $59.2 million and $59.0 million at June 30, 2007 and June 30, 2006, as a result of the exercise of employee stock options, the tax benefit of which has not been realized. The tax benefit of the deductions, when realized will be accounted for as a credit to other reserves rather than a reduction of the income tax provision.

NOTE 11—DEBT OBLIGATIONS

In November 2004, Creative entered into a five-year $175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. The facility is unsecured and bears interest at LIBOR plus a margin of 0.45% for the first three years and LIBOR plus a margin of 0.95% for the remaining two years. The loan facility contains certain financial covenants, including requirements for Creative to maintain certain ratios for its working capital, but does not restrict Creative’s ability to borrow nor distribute earnings. The entire loan facility of $175.0 million was drawn down in fiscal year 2005 and Creative repaid $75.0 million in fiscal year 2007. The weighted average effective interest rate at the balance sheet date was 5.825%.

On November 21, 2002, Creative Technology Centre Pte Ltd (“CTC”), a Singapore subsidiary of Creative, entered into a nine-year term loan facility for up to S$54.0 million ($35.3 million) with a bank. The loan is repayable in thirty-six quarterly installments of S$1.5 million ($1.0 million). The repayment commenced on March 31, 2003. The interest on the outstanding loan balance is based on the bank’s floating rate plus a margin of 1.5%. The loan is secured by a first mortgage on Creative’s headquarter building in Singapore and by way of a fixed and floating charge over all assets of CTC. At June 30, 2007, S$27.0 million ($17.6 million) was outstanding. The weighted average effective interest rate at the balance sheet date was 4.261%.

The following table presents the payments due by period for the long term debt and capital lease obligations as of June 30, 2007:

	Payments Due by Period (US$’000)
Debt Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$117,628	$3,917	$107,835	$5,876	$—
Capital Lease Obligations	38	17	21	—	—

Total Debt Obligations	$117,666	$3,934	$107,856	$5,876	$—

Creative has various other credit facilities relating to overdrafts, letters of credit, bank guarantees and short term loans with several banks totaling approximately $91.3 million at June 30, 2007. Within these credit facilities, sub-limits have been set on how Creative may utilize the overall credit facilities. At June 30, 2007, $2.0 million in bank guarantees was drawn under these facilities. Facilities under letters of credit, bank guarantees, overdrafts and short-term loans bear interest at approximately the banks’ prime rates.

NOTE 12—OTHER CHARGES

In February 2006, Creative announced that its wholly-owned subsidiary 3Dlabs will refocus its graphics business on the portable handheld device market instead of the professional workstation graphics market. As a result, Creative recorded restructuring charges of $4.9 million in operating expenses and an inventory charge of $4.3 million to cost of goods sold. The $4.9 million restructuring charges in operating expenses comprised $3.0 million in employee separation costs, $0.3 million in facility exit costs and fixed assets impairment write-downs of $1.6 million. Besides 3Dlabs’ restructuring charges, as part of ongoing worldwide cost-cutting measures, $1.0 million in employee separation costs was charged to operating expenses as part of restructuring costs in fiscal year 2006.

Employee separation costs for 3Dlabs and other Creative subsidiaries in fiscal year 2006 represented the costs of involuntary severance benefits for approximately 200 employees. Facility exit costs in fiscal year 2006 consisted primarily of lease termination costs and research and development expenses on some 3Dlabs’ graphics chips.

Fixed assets impairment write-downs of $1.6 million in fiscal year 2006 were attributed to computer hardware and software associated with the 3Dlabs’ facilities that were shut down.

The $4.3 million inventory charge in fiscal year 2006 comprised inventory obsolescence costs for 3Dlabs’ graphics cards.

NOTE 13—INTELLECTUAL PROPERTY INDEMNIFICATION OBLIGATIONS

Creative indemnifies certain customers, distributors, suppliers, and subcontractors for attorneys’ fees and damages and costs awarded against these parties in certain circumstances in which its products are alleged to infringe third party intellectual property rights, including patents, trademarks, or copyrights. The term of its indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to its potential liability for indemnification relating to intellectual property infringement claims. Creative cannot estimate the amount of potential future payments, if any, that the company might be required to make as a result of these agreements. Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations. However, there can be no assurance that Creative will not have any future financial exposure under those indemnification obligations.

NOTE 14—LEGAL PROCEEDINGS

During the course of its ordinary business operations, Creative and its subsidiaries are involved from time to time in a variety of intellectual property and other disputes, including claims against Creative alleging copyright infringement, patent infringement, contract claims, employment claims and business torts. One such dispute is ongoing with representative purchasers of MP3 players (an action alleging false advertising and unfair competition in connection with reported storage capacity). Another such dispute is pending with representative purchasers of the Zen Vision:M (an action alleging false advertising and warranty claims regarding the quality of the players’ color screen). In addition, a lawsuit has been filed against Creative by F&G Research alleging patent infringement in connection with Creative’s scrolling mice products. Creative also from time to time receives licensing inquiries and/or threats of potential future patent claims from a variety of entities. Creative believes it has valid defenses to the various claims asserted against it, and intends to defend the actions vigorously. However, should any of these claimants prevail in their suits or claims, Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations.

NOTE 15—INVESTMENTS

Net investment loss of $1.9 million in fiscal year 2007 was mainly due to $2.0 million in write-downs of investments. Net investment gain of $18.9 million in fiscal year 2006 comprised a $20.9 million net gain from sales of investments offset by $2.0 million in write-downs of investments.

The following is a summary of investments as of June 30 (in US$’000):

	As of June 30
	2007	2006
Non-quoted equity investments	$12,274	$11,056
Quoted equity investments	67,847	63,525

Total investments	$80,121	$74,581

The following provides a breakdown on the net (loss) gain from available-for-sale investments (in US$’000):

	Years ended June 30
	2007	2006	2005
Proceeds from disposals	$2	$29,152	96,180
Fair value of investments disposed	—	(7,911)	(12,433)

Realized gain from disposals	2	21,241	83,747
Write-downs of investments	(1,224)	(87)	(5,896)

Net (loss) gain	$(1,222)	$21,154	$77,851

Gross realized gains for fiscal year 2007 were negligible and for fiscal years 2006 and 2005 were $21.2 million and $83.7 million, respectively. There were no gross realized losses for fiscal years 2007, 2006 and 2005.

NOTE 16—RELATED PARTY TRANSACTIONS

In January 2003, a corporation controlled by a director, Ng Kai Wa, entered into a rental agreement with a subsidiary of Creative, which was prior to Ng Kai Wa’s appointment as a director of Creative in June 2005. The rental agreement expired during fiscal year 2006 and the corporation has moved out of Creative’s premises in April 2006. Creative received $150,000 in rent payments in fiscal year 2006 under the rental agreement.

NOTE 17—SHARE CAPITAL AND OTHER RESERVES

Effective January 30, 2006, Creative became subject to the amendments promulgated under the Companies (Amendment) Act 2005 of Singapore. These amendments included the abolition of the ordinary share par value and authorized capital. The relevant amendments have resulted in all ordinary shares being recorded with no par value. The amendments do not affect the actual number of ordinary shares issued and the paid-in capital of Creative. As a result of the abolition of the ordinary share par value, a significant portion of the additional paid-in capital amounting to $290.2 million became part of the share capital account as at June 30, 2006 and increased the share capital account on that date to $298.5 million. The remaining balance of $52.3 million in the additional paid-in capital was classified as other reserves where it comprised mainly compensation expense for stock options, tax benefits relating to exercise of non qualified stock options by US employees and reserves arising from the buyout of a subsidiary’s convertible preference shares.

NOTE 18—SUBSEQUENT EVENTS

Subsequent to the end of the fiscal year on June 30, 2007, Creative sold an 80.1% interest in its manufacturing operations in Malaysia to a group of third party investors. The sale of a controlling interest in the Malaysia manufacturing operations is in line with management’s goal of streamlining and improving operational efficiencies.

On September 4, 2007, Creative announced that the company has completed the voluntary delisting of its ordinary shares from the NASDAQ Global Market (“NASDAQ”). August 31, 2007 was the last day of trading for Creative ordinary shares on NASDAQ. Creative’s sole stock exchange listing is on the Singapore Exchange Securities Trading Limited (“SGX-ST”). The delisting from NASDAQ did not affect the status of Creative’s shares on the SGX-ST. Creative intends to terminate its reporting obligations under the U.S. Securities Exchange Act of 1934 when it becomes eligible to do so, which will occur at the earliest twelve months after the delisting of its ordinary shares from NASDAQ and will occur only if Creative meets certain requirements under the Exchange Act. Following the termination of its U.S. reporting obligations, Creative will comply with the “Continuing Listing Rules” of SGX-ST. Creative’s U.S. shareholders will continue to have electronic access to information Creative makes available publicly in Singapore in compliance with the SGX-ST requirements.

NOTE 19—SEGMENT REPORTING

Creative operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products. Creative has manufacturing plants and distribution centers in Malaysia and China and the Americas distribution center located in Milpitas, California. Creative focuses its worldwide sales and marketing efforts predominantly through sales offices in North America, Europe and the Asia Pacific region.

The following is a summary of net sales by product category (in US$’000):

	Years ended June 30
	2007	2006	2005
External net sales:
Personal Digital Entertainment	$579,650	$732,253	$768,649
Audio	113,967	146,378	166,325
Speakers	144,909	153,911	175,729
All Other Products	76,380	94,989	113,708

Consolidated	$914,906	$1,127,531	$1,224,411

The following is a summary of operations by geographical regions (in US$’000):

	Years ended June 30
	2007	2006	2005
External net sales:
Asia Pacific	$158,789	$204,133	$233,152
The Americas	331,960	457,677	522,489
Europe	424,157	465,721	468,770

Consolidated	$914,906	$1,127,531	$1,224,411

	Years ended June 30
	2007	2006	2005
Operating (loss) income:
Asia Pacific	$(73,332)	$(130,916)	$(77,026)
The Americas	4,504	2,337	2,397
Europe	7,705	(16,841)	6,081

Consolidated	$(61,123)	$(145,420)	$(68,548)

	Years ended June 30
	2007	2006	2005
Depreciation and amortization expenses:
Asia Pacific	$13,958	$19,204	$20,259
The Americas	1,601	2,439	2,634
Europe	1,226	1,508	3,484

Consolidated	$16,785	$23,151	$26,377

	Years ended June 30
	2007	2006	2005
Income tax expense (benefit):
Asia Pacific	$23,285	$(7,992)	$(1,705)
The Americas	260	(552)	1,353
Europe	373	1,394	1,321

Consolidated	$23,918	$(7,150)	$969

	As of June 30
	2007	2006
Identifiable assets:
Asia Pacific	$528,115	$574,499
The Americas	103,276	156,442
Europe	91,642	99,672

Consolidated	$723,033	$830,613

Long-lived assets are based on the physical location of the assets at the end of each of the fiscal years. Geographic revenue information for the three years ended June 30, 2007 is based on the location of the selling entity.

(In US$’000)	As of June 30
	2007	2006
Identifiable assets:
Singapore	$334,225	$395,902
United States of America	103,276	156,442
Ireland	87,392	95,841
Rest of the World	198,140	182,428

Consolidated	$723,033	$830,613

(In US$’000)	Years ended June 30
	2007	2006	2005
Revenue by geographic region:
Singapore	$112,985	$118,552	$114,860
United States of America	331,960	457,677	522,489
Ireland	424,157	465,721	468,770
Rest of the World	45,804	85,581	118,292

Consolidated	$914,906	$1,127,531	$1,224,411

Major customers: In fiscal years 2007, 2006 and 2005, no customer accounted for more than 10% of net revenues. As of June 30, 2007 and June 30, 2006, one customer accounted for more than 10% of net accounts receivable, and as of June 30, 2005, two customers accounted for more than 10% of net accounts receivable.

STOCK MARKET INFORMATION

Creative’s ordinary shares have been traded on the NASDAQ Global Market (“NASDAQ”) since August 3, 1992, under the symbol “CREAF.” Creative’s ordinary shares have been traded on the Singapore Exchange (“SGX-ST”) since June 15, 1994. In June 2007, Creative announced that it intends to voluntarily delist its ordinary shares from NASDAQ with August 1, 2007 as the last day of trading on NASDAQ. In July 2007, Creative extended the date of the voluntary delisting with August 31, 2007 as the last day of trading on NASDAQ. After August 31, 2007, the company’s current primary listing on the SGX-ST is Creative’s sole exchange listing. The delisting from NASDAQ did not affect the status of Creative’s shares on the SGX-ST.

The following table presents, for the registered shares on the NASDAQ and SGX-ST: (i) the annual high and low market prices for the five most recent full fiscal years; (ii) the high and low market prices for each full fiscal quarter for the two most recent full fiscal years; and (iii) the high and low market prices for each month for the most recent six months. These prices do not include retail markups, markdowns, or commissions.

	NASDAQ (Price in US$/Share)		SGX-ST (Price in Singapore $/Share)
	High	Low	High	Low
Annual High and Low
Fiscal 2003	10.50	5.65	18.90	10.10
Fiscal 2004	12.59	7.73	20.40	13.80
Fiscal 2005	16.89	6.46	27.20	11.00
Fiscal 2006	8.95	4.72	14.40	7.75
Fiscal 2007	7.31	4.78	11.40	7.20

Quarterly High and Low
Fiscal 2006:
First Quarter	8.43	6.38	13.90	11.00
Second Quarter	8.82	7.13	14.20	12.30
Third Quarter	8.95	7.13	14.40	11.80
Fourth Quarter	7.56	4.72	12.10	7.75

Fiscal 2007:
First Quarter	6.90	5.22	11.40	8.40
Second Quarter	7.31	6.25	11.30	9.95
Third Quarter	6.92	6.12	10.80	9.30
Fourth Quarter	6.19	4.78	9.50	7.20

Monthly High and Low:
March 2007	6.64	6.12	10.30	9.30
April 2007	6.19	5.98	9.50	9.20
May 2007	5.91	5.16	9.15	7.95
June 2007	5.41	4.78	8.30	7.20
July 2007	4.93	4.53	7.65	7.05
August 2007	4.69	3.77	7.35	5.80

As of August 31, 2007, there were approximately 15,008 shareholders of record of the ordinary shares, of which approximately 234 were registered in the US, and approximately 14,774 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On August 31, 2007, the closing price of Creative’s ordinary shares on the NASDAQ Global Market was $3.84 and on the SGX-ST was S$5.95.

THE CREATIVE NETWORK

Worldwide Corporate Headquarters
Creative Technology Ltd.
31 International Business Park,	3Dlabs (Alabama) Inc.
Creative Resource,	9668 Madison Boulevard,
Singapore 609921	Madison, AL 35758
Tel: +65-6895 4000 Fax: +65-6895 4999	Tel: +1-256-319 1100 Fax: +1-256-319 1286
Website: www.creative.com	Website: www.3dlabs.com

US Headquarters
Creative Labs, Inc.
1901 McCarthy Boulevard,
Milpitas, CA 95035	INSIDE ASIA
Tel: +1-408-428 6600 Fax: +1-408-428 6611
Website: www.us.creative.com
China
European Headquarters	Creative Technology (China) Co. Ltd
Creative Labs (Ireland) Ltd	No. 16 Lane 647, Songtao Road,
Ballycoolin Business Park,	Zhanjiang Hi-Tech Park,
Blanchardstown, Dublin 15, Ireland	Pudong New District,
Tel: +353-1-820 6444 Fax: +353-1-820 9557	Shanghai 201203
Website: www.europe.creative.com	People’s Republic of China
Tel: +86-21-6100 1100 Fax: +86-21-5027 0401
INSIDE USA
Creative Future Computer Co. Ltd
Operations Center	15 WanQuanZhuang Road,
2011 Senter Road,	HaiDian District,
San Jose, CA 95112	Beijing 100089,
Tel: +1-408-289 5600	People’s Republic of China
Tel: +86-10-8255 1800 Fax: +86-10-8255 1108
Creative Labs Customer Response Center
1523 Cimarron Plaza,	Creative Technology (Qingdao) Ltd
Stillwater, Oklahoma 74075	Huashan Township, Jimo City,
Tel: +1-405-742 6600 Fax: +1-405-742 6644	Qingdao,
Shangdong 266216
Cambridge SoundWorks, Inc.	People’s Republic of China
120 Water Street,	Tel : +86-532-456-0336 Fax: +86-532-456-0338
North Andover, MA 01845
Tel: +1-978-623 4400 Fax: +1-978-794 2903
Website: www.cambridgesoundworks.com
Hong Kong
E-mu Systems, Inc.	Creative Labs (HK) Ltd
1500 Green Hills Road, Suite 205	Units 2807-12 28/F, Tower 1, Metroplaza
Scotts Valley, CA 95066	223, Hing Fong Road
Tel: +1-831-438 1921 Fax: +1-831-438 8612	Kwai Fong, N.T., Hong Kong
Website: www.emu.com	Tel: +852-2957 9100 Fax: +852-2957 9190

Creative Advanced Technology Center	Japan
1500 Green Hills Road, Suite 205	Creative Media K.K.
Scotts Valley, CA 95066	3F Kanda Eight Bldg.,
Tel: +1-831-440 2800 Fax: +1-831-438 8509	4-6-7 Soto-Kanda, Chiyoda Ward,
Tokyo 101-0021, Japan
Tel: +81-3-3256 5577 Fax: +81-3-3256 5221

Malaysia	Germany
Creative Labs Sdn Bhd	Creative Labs GmbH
B-2-43 (2nd floor)	Feringastrasse 4
Jalan Kuchai Maju 2	G-85774 Unterföhring, Germany
Off Jalan Kuchai Lama	Tel: +49-89-992 8710 Fax: +49-89-9928 7122
58200 Kuala Lumpur,
Malaysia	Italy
Creative Labs Srl
Strada 4 ED A/2
Taiwan	20090 Assago Milanofiori, (MI), Italy
Creative Labs Taiwan Co., Ltd	Tel: +39-02-822 8161 Fax: +39-02-5750 0768
10F-2, No. 21,
Sec. 6 Chung Hsiao E. Road,	Poland
Nangang District,	Creative Labs Sp. z o.o
Taipei City 115	02-708 Warsaw
R.O.C. Taiwan	ul. Bzowa 21, Poland
Tel: +886-2-2788 0050 Fax: +886-2-2788 1265	Tel: +48-22-853 02 65 Fax: +48-22-843 2283

Portugal
Creative Labs Lda.
Australia	Edificio Monsanto
Creative Labs Pty Ltd	Rua Alto do Montijo, Lt. 1 / 2
P. O. Box 7514	2794-088 Carnaxide, Portugal
Silverwater, NSW 2128	Tel: +351 214 169 010 Fax: +351 214 169 011
Australia
Tel: +61-2-9021 9800 Fax: +61-2-9021 9899	Russia
Creative Labs Rep Office Russia
United Arab Emirates	Davidkovskaya, Street 12, Building 3
Creative Labs (M.E.) FZE	Entrance B, Ground Floor
P.O. Box 17506	121352 Moscow, Russia
Jebel Ali Free Zone, Dubai	Tel: +7-495-980 0844
United Arab Emirates	Fax: +7-495-980 0844 ext 105
Tel: +971-4-881 0260 Fax: +97-14-881 0261
Spain
INSIDE EUROPE	Creative Labs, S.L.
Constitución 1, 4º - 3º
Benelux	Edificio Diagonal 2
Creative Labs NV	08960 Sant Just Desvern, Barcelona, Spain
Royal House, Coremansstraat 34 bus 2	Tel: +34-93-470 3150 Fax: +34-93-499 0811
B-2600 Berchem, Belgium
Tel: +32-3-2878777 Fax: +32-3-2308550	Sweden
Creative Technologies Scandinavia AB
Denmark	Spånga Center, Stormbyvägen 2-4,
Creative Labs A/S	S-163 29 Spånga, Sweden
Gydevang 39-41	Tel: +46-8-564 72020 Fax: +46-8-795 7835
DK-3450, Allerød, Denmark
Tel: +45-48-168 4 00 Fax: +45-48-168 4 01	United Kingdom
Creative Labs (UK) Ltd
France	Belmont Place, Belmont Road
Creative Labs, SAS	Maidenhead, Berkshire, SL6 6TB, United Kingdom
102-116 Rue Victor Hugo	Tel: +44-1628 776747 Fax: +44-1628 645530
92686 Levallois-Perret Cedex, France
Tel: +33-1-55 21 33 50 Fax: +33-1-55 21 33 51	3Dlabs Ltd
Meadlake Place, Thorpe Lea Road
Egham, Surrey, TW20 8HE, United Kingdom
Tel: +44-178-4470 555 Fax: +44-178-4470 699

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR / TRANSFER AGENT

1901 McCarthy Boulevard	Lim Associates (Pte) Ltd
Milpitas CA 95035 USA	10 Collyer Quay
Tel: 1-408-428-6600	#19-08 Ocean Building
Singapore 049315
&
EUROPE HEADQUARTERS	Mellon Investor Services LLC
Shareholder Relations
Ballycoolin Business Park	P. O. Box 358015
Blanchardstown	Pittsburgh, PA 15252-8015 USA
Dublin 15, Republic of Ireland	or
Tel: 353-1-820-6444	480 Washington Boulevard
Jersey City, NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
16 Collyer Quay	8 Cross Street #17-00
#11-02 Hitachi Tower	PWC Building
Singapore 049318	Singapore 048424

CREATIVE TECHNOLOGY LTD.

(Incorporated in Singapore)

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INFORMATION TO ANNUAL REPORT 2007

For the financial year ended 30 June 2007

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2007

The directors present their report to the members together with the audited financial statements of the Group for the financial year ended 30 June 2007 and the unconsolidated balance sheet of the Company at 30 June 2007. The audited financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The statutory financial statements of the Group and the unconsolidated balance sheet of the Company are presented in United States of America dollar (“US$”) as the principal currency in which the Company and its subsidiaries conduct their business is the US$.

1.	DIRECTORS

The directors of the Company at the date of this report are:

Sim Wong Hoo

Tan Lip-Bu

Tang Chun Choy

Lee Kheng Nam

Ng Kai Wa

2.	ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Employee Stock Option Plans” on pages 2 to 3.

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

(a)	According to the register of directors’ shareholdings, the interests of the directors holding office at the end of the financial year in the share capital of the Company and related corporations were as follows:

	Holdings registered in the name of the director		Holdings in which the director is deemed to have an interest
Name of director	At 1.7.2006	At 30.6.2007	At 1.7.2006	At 30.6.2007
Creative Technology Ltd.
(Ordinary shares)

Sim Wong Hoo	25,984,602	23,984,602	—	—
Tan Lip-Bu	85,000	85,000	—	—
Tang Chun Choy	20,000	20,000	—	—
Lee Kheng Nam	—	—	10,000	10,000
Ng Kai Wa	2,362,005	2,362,005	—	—

1

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2007

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (continued)

In addition, by virtue of his interest of not less than 20% in the issued share capital of Creative Technology Ltd., Sim Wong Hoo is also deemed under the Companies Act to have interests in all of the Company’s subsidiaries.

(b)	According to the register of directors’ shareholdings, certain of the directors holding office at 30 June 2007 had interests in the options to subscribe for ordinary shares of the Company granted pursuant to the Creative Technology (1999) Share Option Scheme (“1999 Scheme”):

	Holdings registered in the name of the director
Name of director	At 1.7.2006	At 30.6.2007
Creative Technology Ltd.
Tan Lip-Bu	80,000	80,000
Tang Chun Choy	80,000	80,000
Lee Kheng Nam	80,000	80,000
Ng Kai Wa	80,000	80,000

None of the directors of the Company at the end of the financial year had any interest in debentures of the Company or any related corporations.

4.	DIRECTORS’ CONTRACTUAL BENEFITS

Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the financial statements.

5.	EMPLOYEE STOCK OPTION PLANS

In December 1998, the Company adopted the Creative Technology (1999) Share Option Scheme (“1999 Scheme”) which allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vests on the first anniversary of the grant date and 1/48 of the total amount of the grant vests on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant. The Company issues new shares to satisfy its share based exercises.

2

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2007

5.	EMPLOYEE STOCK OPTION PLANS (continued)

During the financial year ended 30 June 2006, the Company granted 3,120,000 stock options under the 1999 Scheme with a total grant date fair value of US$5.1million. The weighted average grant date fair value of options granted was US$1.63 per share. There were no options granted under the 1999 Scheme in the financial year ended 30 June 2007.

A summary of options granted to employees and non-employee directors under the Company’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2006	8,669	7.26	5.78
Granted	—	—
Exercised	(351)	4.40
Cancelled	(501)	8.06

Balance at 30 June 2007	7,817	7.34	4.80

The total number of options exercisable at 30 June 2007 and 2006 under the 1999 Scheme were 6,122,000 and 5,516,000, respectively.

6.	AUDIT COMMITTEE

The Audit Committee of the Board of Directors was formed in 1992. The members of the Committee, all of whom are non-executive directors, are as follows:

Lee Kheng Nam (Chairman)

Tang Chun Choy

Ng Kai Wa

In performing its functions, the Committee reviewed the audit plan and the overall scope of work of the Company’s independent auditor. It met with the auditor to discuss the results of its examination and its evaluation of the system of internal accounting controls of the Company and its subsidiaries.

The Committee also reviewed the unconsolidated balance sheet of the Company and the consolidated financial statements of the Group as well as the independent auditor’s report thereon and recommended to the Board of Directors the nomination of PricewaterhouseCoopers as independent auditor of the Company at the forthcoming annual general meeting.

3

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2007

7.	INDEPENDENT AUDITOR

The independent auditor, PricewaterhouseCoopers, has expressed their willingness to accept re–appointment.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 26 September 2007

4

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

STATEMENT BY DIRECTORS

In the opinion of the directors,

(i)	the consolidated financial statements of the Group as set out in the Annual Report are drawn up so as to give a true and fair view of the state of affairs of the Group at 30 June 2007, and of the results of the business, cash flows and changes in equity of the Group for the financial year then ended;

(ii)	the unconsolidated balance sheet of the Company together with notes are drawn up so as to give a true and fair view of the state of affairs of the Company at 30 June 2007; and

(iii)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 26 September 2007

5

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

INDEPENDENT AUDITOR’S REPORT

For the financial year ended 30 June 2007

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF CREATIVE TECHNOLOGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

We have audited the consolidated financial statements of Creative Technology Ltd. (the “Company”) and its subsidiary companies (the “Group”) as at 30 June 2007, and for the year ended 30 June 2007, set out on pages 21 to 44 of the Annual Report, in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements are the responsibility of the directors. Our responsibility is to express an opinion on these financial statements based on our audit. We reported separately on the financial statements of the Group on 26 September 2007 and our report is included thereon.

We have also audited the accompanying unconsolidated balance sheet of the Company as part of the audit of the consolidated financial statements referred to above. The unconsolidated balance sheet of the Company is the responsibility of the directors and should be read in conjunction with the consolidated financial statements. The unconsolidated balance sheet of the Company as at 30 June 2007 and notes therein as set out on page 7 to 13 are presented as required by the Singapore Companies Act, Cap. 50 (the “Act”).

In our opinion,

(a)	the consolidated financial statements of the Group, and the accompanying unconsolidated balance sheet of the Company, are properly drawn up in accordance with the provisions of the Act and US GAAP, so as to give a true and fair view of the state of affairs of the Group and of the Company as at 30 June 2007, and the results, cash flows and changes in equity of the Group for the financial year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditor, have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers

Certified Public Accountants

Singapore, 26 September 2007

6

CREATIVE TECHNOLOGY LTD.

UNCONSOLIDATED BALANCE SHEET

As at 30 June 2007

	Note	2007 US$’000	2006 US$’000
ASSETS
Current assets
Cash and cash equivalents	3	208,126	172,961
Accounts receivable, net	4	11,442	7,773
Amounts receivable from subsidiaries	9	181,438	243,828
Inventories	5	43,297	117,486
Other assets and prepaids	6	22,445	31,527

Total current assets		466,748	573,575

Property, plant and equipment, net	7	2,567	4,217
Other non-current assets	8	3,183	4,313
Interest in subsidiaries	9	185,997	227,883

Total assets		658,495	809,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		40,881	76,464
Amounts due to subsidiaries	9	11,535	22,838
Accrued liabilities	10	39,070	37,085
Income taxes payable		4,106	905
Current portion of long-term obligations	12	8	65

Total current liabilities		95,600	137,357

Amount due to subsidiaries	9	41,560	91,059
Long-term obligations	12	100,021	175,019
Deferred taxation	11	12,744	13,400

Total liabilities		249,925	416,835

Shareholders’ equity
Share capital	13	300,086	298,474
Other reserves	14	26,485	24,802
Revaluation reserve	15	24,240	19,453
Retained earnings		57,759	50,424

Total shareholders’ equity		408,570	393,153

Total liabilities and shareholders’ equity		658,495	809,988

The accompanying notes form an integral part of this unconsolidated balance sheet

Auditor’s Report – Page 6

7

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheet.

1.	GENERAL

The Company is domiciled and incorporated in Singapore and is listed on both the Singapore Exchange Securities Trading Limited (“SGX-ST”) and NASDAQ Global Market (“NASDAQ”). Subsequent to the financial year end, the Company has completed the voluntary delisting of its ordinary shares from the NASDAQ and 31 August 2007 was the last day of trading for the Company’s ordinary shares on NASDAQ. The address of its registered office is:

31 International Business Park

Creative Resource

Singapore 609921

The principal activities of the Company consist of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

The Company is required to file its audited balance sheet in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”) with the Accounting and Corporate Regulatory Authority (“ACRA”). This standalone Company balance sheet is referred to as unconsolidated balance sheet herein.

Under the Companies (Accounting Standards for Listed Companies) Order 2003 of the Singapore Companies (Amendment) Act, where a SGX-ST listed company is also listed on a foreign exchange which requires the Company to comply with accounting standards other than Financial Reporting Standards, the Company shall apply these alternative accounting standards if they are approved accounting standards by SGX-ST and the Company has notified ACRA its intention. As the accounting principles generally accepted in the United States (“US GAAP”) is an approved accounting standards and the Company has notified ACRA of its intention, the Company unconsolidated balance sheet has been prepared in accordance with US GAAP.

The unconsolidated balance sheet of the Company should be read in conjunction with the consolidated financial statements, its basis of preparation and significant accounting policies. The consolidated financial statements are prepared in accordance with US GAAP and are included in the Annual Report of the Company.

The unconsolidated balance sheet is expressed in United States dollar (“US$”), which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheet and in the notes herein are US$ unless designated as Singapore dollar (“S$”).

8

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

2.	SIGNIFICANT ACCOUNTING POLICY

Subsidiaries

For the purpose of presenting the unconsolidated balance sheet of the Company in accordance with US GAAP, the Company equity accounted for its share of the net asset values of the respective subsidiaries and associated companies.

3.	CASH AND CASH EQUIVALENTS

	2007 US$’000	2006 US$’000
Cash and bank balances	8,667	9,711
Fixed rate deposits	199,459	163,250

	208,126	172,961

4.	ACCOUNTS RECEIVABLE

	2007 US$’000	2006 US$’000
Accounts receivable (third parties)	14,144	10,422
Less: Allowance for doubtful trade debts and sales return	(2,702)	(2,649)

	11,442	7,773

5.	INVENTORIES

	2007 US$’000	2006 US$’000
Raw materials	11,335	68,173
Work-in-progress	2,086	476
Finished products	29,876	48,837

	43,297	117,486

6.	OTHER ASSETS AND PREPAIDS

	2007 US$’000	2006 US$’000
Prepaid royalties	316	369
Prepaid sales taxes	1,157	6,541
Tax recoverable	13,114	21,842
Prepaid expenses, other receivables and deposits	7,858	2,775

	22,445	31,527

9

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

7.	PROPERTY, PLANT AND EQUIPMENT

	2007 US$’000	2006 US$’000
Cost
Machinery and equipment	15,993	17,462
Furniture, fixtures and office equipment	25,895	27,280
Leasehold improvements	5,356	5,290

Total cost	47,244	50,032
Total accumulated depreciation	(44,677)	(45,815)

Property, plant and equipment, net	2,567	4,217

Included in the above are fixed assets of the Company acquired under capital leases with net book value of US$28,000 (2006: US$52,000) [see Note 12].

8.	OTHER NON-CURRENT ASSETS

	2007 US$’000	2006 US$’000
Intangible assets	16,533	16,633
Accumulated amortisation	(16,230)	(15,019)

Intangible assets, net	303	1,514
Other non-current assets	2,880	2,799

	3,183	4,313

9.	SUBSIDIARIES

		2007 US$’000	2006 US$’000
	Unquoted equity shares, at cost	252,562	251,375
	Add: Amount due from subsidiaries (a)	266,187	316,038
	Less: Share of losses of subsidiaries	(356,992)	(358,983)
	Add: Revaluation reserve (Note 15)	24,240	19,453

	Interest in subsidiaries	185,997	227,883

(a)	Amount due from subsidiaries	447,625	559,866
	Less: current amounts	(181,438)	(243,828)

		266,187	316,038

(b)	Amount due to subsidiaries	(53,095)	(113,897)
	Less: current amounts	11,535	22,838

		(41,560)	(91,059)

Included in the non-current amounts due from subsidiaries was an unsecured loan bearing interest at LIBOR plus a margin of 0.95% for the financial year ended 30 June 2006. These amounts have been repaid fully during the financial year. The remaining non-current amounts due from and due to subsidiaries are interest-free and unsecured. Non-current amounts are not expected to be repaid within the 12 months after the balance sheet date.

10

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

10.	ACCRUED LIABILITIES

	2007 US$’000	2006 US$’000
Marketing accruals	780	1,307
Payroll accruals	5,748	7,707
Royalty accruals	3,595	2,139
Products warranty accruals	5,878	8,651
Other accruals	23,068	17,281

	39,070	37,085

11.	INCOME TAXES

The Company was granted a Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the Pioneer Certificate, there was a tax write-back of US$10.0 million and US$12.3 million in the financial year 2006 and 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the Pioneer Certificate until the second quarter of financial year 2004, based on the standard tax rates of 24.5% for financial year 2001 and 22% for financial year 2002 and 22% for financial year 2003 and 20% for financial year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the Pioneer Certificate for the respective financial years. The estimated tax recoverable has been recorded on the balance sheet as disclosed in Note 6.

The tax effect of significant items comprising the Company’s deferred tax liabilities are as follows:

	2007 US$’000	2006 US$’000
Deferred tax liabilities:
Unremitted offshore interest income	6,600	7,256
Undistributed profit of certain foreign subsidiaries	6,144	6,144

	12,744	13,400

12.	LONG-TERM OBLIGATIONS

Long-term obligations consist of the following:

	2007 US$’000	2006 US$’000
Capital leases and hire purchase contracts (a)	29	84
Less: current amounts	(8)	(65)

	21	19
Bank loan (b)	100,000	175,000

	100,021	175,019

11

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

12.	LONG-TERM OBLIGATIONS (continued)

(a)	Capital leases and hire purchase contracts

Minimum lease obligations:
Within 1 year	10	74
Within 2 to 5 years	23	21

	33	95
Less: amounts representing interest	(4)	(11)

Total capital lease obligations	29	84

The liability is secured on the property, plant and equipment acquired under capital lease contracts (see Note 7).

(b)	Bank Loan

Refer to Note 11 of the consolidated financial statements for details of the bank loan.

13.	SHARE CAPITAL

	Issued share capital
	2007 ’000	2007 US$’000	2006 ’000	2006 US$’000
Balance at the beginning of the year	83,271	298,474	83,593	8,286
Proceeds from share issue	351	1,612	678	100
Share buy-back	—	—	(1,000)	(150)
Effect of Companies (Amendment) Act 2005
Transfer from additional share capital	—	—	—	290,238

Balance at the end of the year	83,622	300,086	83,271	298,474

14.	OTHER RESERVES

	2007 US$’000	2006 US$’000
Balance at the beginning of the year	24,802	—
Effect of Companies (Amendment) Act 2005
Amortised portion of deferred share compensation	—	17,851
Arising on issuance of warrants and options in connection with the acquisition of subsidiaries	—	6,951
Amortisation of deferred share compensation	1,683	—

Balance at the end of the year	26,485	24,802

12

CREATIVE TECHNOLOGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial year ended 30 June 2007

14.	OTHER RESERVES (continued)

Effective 30 January 2006, the Company became subject to the amendments promulgated under the Companies (Amendment) Act 2005 of Singapore. These amendments included the abolition of the ordinary share par value and authorized capital. The relevant amendments have resulted in all ordinary shares being recorded with no par value. The amendments do not affect the actual number of ordinary shares issued and the paid-in capital of the Company. As a result of the abolition of the ordinary share par value, a significant portion of the additional paid-in capital amounting to US$290.2 million became part of the share capital account as at 30 June 2006 and increased the share capital account on that date to US$298.5 million. The remaining balance of US$24.8 million in the additional paid-in capital were classified as other reserves where it comprised mainly compensation expense for stock options and issuance of warrants and options in connection with the acquisition of certain subsidiaries.

15.	REVALUATION RESERVE

The revaluation reserve comprised the unrealised gains/(losses) on revaluation of investments held by the subsidiaries.

The movement in the revaluation reserve account during the year is as follows:

	2007 US$’000	2006 US$’000
Balance at the beginning of the year	19,453	65,280
Share of unrealised gains/(losses) on investment of certain subsidiaries	4,787	(45,827)

Balance at the end of the year (Note 9)	24,240	19,453

16.	SUBSEQUENT EVENT

Subsequent to the end of the financial year ended 30 June 2007, the Company sold an 80.1% interest in its manufacturing operations in Malaysia to a group of third party investors. The sale of a controlling interest in the Malaysia manufacturing operations is in line with management’s goal of streamlining and improving operational efficiencies.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other assets and receivables, accounts payable and accrued expenses, the carrying amounts approximate their fair value due to their short maturities. The amounts shown for long term obligations approximate their fair value because current interest rates charged to the Company for debts of similar maturities are substantially the same.

13

CREATIVE TECHNOLOGY LTD.

STATISTICS OF SHAREHOLDING

As at 31 August 2007

Issued and Fully Paid Up Capital	: S$503,664,792
Class of Shares	: Ordinary shares with equal voting rights

Size of Shareholding	Number of Shareholders	Percentage of Shareholders (%)	Number of Shares	Percentage of Shares (%)
1 – 999	7,085	47.21	2,024,963	2.42%
1,000 - 10,000	7,606	50.68	17,333,551	20.73%
10,001 - 1,000,000	307	2.04	14,188,221	16.97%
1,000,001 and over	10	0.07	50,079,123	59.88%

Total	15,008	100.00%	83,625,858	100.00%

		TOP TWENTY SHAREHOLDERS
Name of Shareholder		Number of Shares	Percentage (%)
1	Sim Wong Hoo	23,984,602	28.68%
*2	CEDE & Co	6,083,298	7.27%
3	DBS Nominees Pte Ltd	4,175,497	4.99%
4	Raffles Nominees Pte Ltd	3,524,681	4.21%
5	Citibank Nominees Singapore Pte Ltd	3,233,647	3.87%
6	HSBC (Singapore) Nominees Pte Ltd	2,138,507	2.56%
7	United Overseas Bank Nominees Pte Ltd	2,044,626	2.44%
8	Ng Kai Wa & Ng Sin Choon	2,000,000	2.39%
9	DBSN Services Pte Ltd	1,450,109	1.74%
10	DB Nominees (S) Pte Ltd	1,444,156	1.73%
11	OCBC Nominees Singapore Pte Ltd	882,550	1.06%
12	Pornchada Vanich	856,000	1.02%
13	BNP Paribas Nominees Singapore Pte Ltd	784,000	0.94%
14	UOB Kay Hian Pte Ltd	662,410	0.79%
15	Ngan Tang Joo	580,000	0.69%
16	Holland-Bukit Panjang Town Council	530,000	0.63%
17	OCBC Securities Private Ltd	432,150	0.52%
18	Phillip Securities Pte Ltd	332,550	0.40%
19	DBS Vickers Securities (S) Pte Ltd	318,200	0.38%
20	Merrill Lynch (Singapore) Pte Ltd	307,895	0.37%

Total		55,764,878	66.68%

*	A nominee name used by The Depository Trust Company of New York to register shares in.

	Number of Ordinary shares
Substantial Shareholders	Direct Interest	Deemed Interest
Sim Wong Hoo	23,984,602	—

This page does not form part of the audited financial statements.

14

CREATIVE TECHNOLOGY LTD.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR/TRANSFER AGENT

1901 McCarthy Boulevard	Lim Associates (Pte) Ltd
Milpitas CA 95035 USA	10 Collyer Quay
Tel: 1-408-428-6600	#19-08 Ocean Building
Singapore 049315
EUROPE HEADQUARTERS	&
Mellon Investor Services LLC
Ballycoolin Business Park	Shareholder Relations PO Box 358015
Blanchardstown Dublin 15	Pittsburgh, PA 15252-8015 USA or
Republic of Ireland	480 Washington Boulevard, Jersey City
Tel: 353-1-820-6444	NJ 07310-1900 USA

CORPORATE COUNSEL	INDEPENDENT ACCOUNTANTS

Arfat Selvam Alliance LLC	PricewaterhouseCoopers
16 Collyer Quay	8 Cross Street #17-00
#11-02 Hitachi Tower	PWC Building
Singapore 049318	Singapore 048424

This page does not form part of the audited financial statements.

15